  Exhibit 10.1

TOLL MANUFACTURING AND SUPPLY AGREEMENT

effective as of this 21st day of December, 2018

by and among

BEIJING NOVARTIS PHARMA CO.,LTD.

NOVARTIS PHARMA AG

SHANGHAI CELLULAR BIOPHARMACEUTICAL GROUP LTD.
and

CELLULAR BIOMEDICINE GROUP, INC.,

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	5
2.	SCOPE OF THE AGREEMENT	19
3.	PRODUCT TECHNOLOGY TRANSFER PLAN AND RAMP-UP PERIOD	21
4.	MINIMUM AVAILABLE CAPACITY	22
5.	MATERIALS AND TOLLING MATERIALS	23
6.	FORECASTING, PRODUCT ORDERS AND DELIVERY	26
7.	PRICE AND PAYMENT TERMS	29
8.	QUALITY ASSURANCE	31
9.	CHANGES TO PRODUCTS	33
10.	EQUIPMENT	34
11.	EXCHANGE OF INFORMATION	35
12.	DEFECTIVE PRODUCT	35
13.	KPI, JOINT SUPPLY TEAM/SUPPLIER RELATIONSHIP	37
14.	RESPONSIBLE PROCUREMENT/NOVARTIS SUPPLIER CODE	38
15.	HSE, RISK MANAGEMENT AND BUSINESS CONTINUITY	38
16.	PRODUCT RECALLS, RETURNS	40
17.	INTELLECTUAL PROPERTY	40
18.	INDEMNIFICATION / LIABILITIES	42
19.	INSURANCE	44
20.	CONFIDENTIALITY	44
21.	TERM AND TERMINATION FOR CONVENIENCE	47
22.	EXTRAORDINARY TERMINATION	47
23.	EFFECTS OF TERMINATION OR EXPIRATION	49
25.	GOVERNING LAW AND ARBITRATION	52
25.	MISCELLANEOUS	54

LIST OF ANNEXES

ANNEX 1	Product Price
ANNEX 2	Toll Materials & Toll Materials Reimbursement Value
ANNEX 3	Critical Materials
ANNEX 4	Relationship Management
ANNEX 5	Data Protection Requirements
ANNEX 6	Additional HSE Requirements
ANNEX 7	Quality Agreement
ANNEX 8	Product Tech Transfer Plan
ANNEX 9	Product Specific Equipment
ANNEX 10	KPIs

MANUFACTURING AND SUPPLY AGREEMENT

This TOLL MANUFACTURING AND SUPPLY AGREEMENT is entered into as of 21st day of December, 2018 (the “Effective Date”), by and between Beijing Novartis Pharma Co., Ltd. (“NOVARTIS China”), a company organized and existing under the laws of the People's Republic of China, having its registered address at No. 31 Yong’an Road, Changping District, Beijing, China, and its Affiliate Novartis Pharma AG (“NOVARTIS Parent”), a company (Aktiengesellschaft) organized and existing under the laws of Switzerland, having its principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland, who will be required from time to time to perform certain services as specified in this Agreement and as further delegated to it by Beijing Novartis Pharma Co., Ltd (Novartis Parent and Novartis China together referred to as, “NOVARTIS”), Shanghai Cellular Biopharmaceutical Group Ltd., a company organized and existing under the laws of the PRC, whose legal address is located at 85 Faladi Road, Building No.3, China (Shanghai) Pilot Free Trade Zone, Shanghai, China (“CBMG China”) and Cellular Biomedicine Group, Inc. (“CBMG Parent”), a corporation organized and existing under the laws of Delaware, having its principal place of business at 1345 Avenue of the Americas, New York, New York, 10105, USA (CBMG Parent and CBMG China together referred to as, “CBMG”). Novartis and CBMG are each referred to individually as a “Party” and, collectively, as the “Parties”.

WHEREAS:

(A) NOVARTIS China is engaged in the manufacture, marketing and sales of pharmaceutical products. NOVARTIS Parent is engaged in the support of the development and commercialization of pharmaceutical products.

(B) CBMG is a company engaged in the processing and supply of pharmaceutical products and who will hold the necessary Manufacturing Licenses and permits in this respect.

(C) NOVARTIS Parent and CBMG entered into a License and Collaboration Agreement on September 25th, 2018 (the “License Agreement”) pursuant to which the Parties agreed to negotiate and agree a Toll Manufacturing and Supply Agreement (the “Agreement”) setting out the rights and the obligations and the scope of their relationship related to the commercial and clinical manufacture and supply of the Product (as defined below) as further detailed herein.

(D) In respect of NOVARTIS’ obligations under this Agreement, NOVARTIS China will, among other things, manage the aspects of this Agreement related to the Manufacture and supply of the Product, including but not limited to accepting Delivery of Product and payment of invoices. NOVARTIS Parent will, among other things, manage certain specific aspects of this Agreement, being the provision to CBMG China of Toll Materials, maintenance and protection of any intellectual property created under or in connection with this Agreement, the support of any Technical Development activities and the implementation and oversight of the Technology Transfer Activities.

(E) NOVARTIS desires to entrust CBMG China to perform certain services related to the processing and supply of certain pharmaceutical products in the Territory pursuant to the Specifications (as such terms are defined below) and the terms and conditions of this Agreement and CBMG China confirms being able to properly perform such activities.

(F) NOVARTIS desires to entrust CBMG Parent to perform certain services including but not limited to the support of any Technical Development activities and the implementation and oversight of the Technology Transfer Activities and CBMG Parent confirms being able to properly perform such activities.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATIONS

1.1 Defined Terms

The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Accounting Standards” means, with respect to NOVARTIS, IFRS and, with respect to CBMG, GAAP, in each case, as generally and consistently applied throughout such Party’s organization. Each Party shall promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.).

“Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined immediately prior to the closing of such Change of Control or the entry into a definitive agreement providing for a transaction or series of transactions that would constitute a Change of Control, as applicable.

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the Equity Securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person (including any PRC domestic capital companies not controlled through ownership of Equity Securities but through contracts under a VIE structure). The Parties acknowledge that, in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annual KPI Compliance Review” means a meeting between the Parties to discuss and review CBMG China’s level of performance of the KPIs.

“Annual Product Price Review” has the meaning set forth in Clause 7.2

“Apparent Defect” means any Defect which is visible or easily detectible through routine incoming quality control measures.

“Anti-Corruption Laws” has the meaning set forth in the definition of “Applicable Law.”

“Applicable Law” means, individually and collectively, any federal, state, local, national, and supra-national laws, treaties, statutes, ordinances, rules, and regulations, including any rules, regulations, guidance, guidelines, circulars, officially announced policies of any Governmental Entity(ies), and requirements of any national securities exchange or securities listing organization having the binding effect of law, including: (a) those in effect in the Territory (“Applicable PRC Law”); (b) cGMP; and (c) those concerning bribery, corruption, or illegal payments and gratuities, including the United States Foreign Corrupt Practices Act, the Hong Kong Prevention of Bribery Ordinance, the UK Bribery Act 2010, the PRC Criminal Law, the PRC Unfair Competition Law, the Interim Regulations on Prohibition of Commercial Bribery issued by the SAIC, and any Applicable PRC Laws similar to any of the foregoing (“Anti-Corruption Laws”).

“Applicable PRC Law” has the meaning set forth in the definition of “Applicable Law.”

“Applicable Standards” means all applicable cGxP as well as all laws, regulations, guidelines, standards, permits and authorizations, including without limitation those listed in the Quality Agreement and those governing health, safety and environmental protection, applicable in the Territory.

“Approved Subcontractor(s)” means any Affiliate of CBMG China or any other Third Party (including suppliers of Critical Materials or Starting Materials) to which CBMG China has, with the prior approval in writing of NOVARTIS, subcontracted in whole or in part its obligations hereunder in accordance with the terms set out herein and the Quality Agreement. Approved Subcontractors shall be referenced in the Quality Agreement.

“Approved Suppliers” means the suppliers specified in the Quality Agreement, or otherwise notified in advance and in writing to CBMG China by NOVARTIS from time to time, for the supply of certain materials, tooling or equipment.

“Arbitrators” has the meaning set forth in Clause 24.2.

“Availability Calendar” has the meaning set forth in Clause 6.3.

“Batch” means a defined quantity of Materials, including the Toll Materials, processed in one process or series of processes, so that it could be expected to be homogeneous, and producing sufficient Product to treat one (1) patient (which shall include the PP2/PP3 Product, where required).

“Binding Forecast” has the meaning set forth in Clause 6.3.

“Business Continuity Management” has the meaning set forth in Clause 15.4(ii).

“Business Continuity Plan” has the meaning set forth in Clause 15.4(iii).

“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Basel, Switzerland, New York, New York, or Shanghai, PRC.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1, except that the first (1st) Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first (1st) to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first (1st) Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

“CAPAs” has the meaning set forth in Clause 8.4.

“CBMG Background Intellectual Property” means any and all Patent Rights, Know-How, and other intellectual property rights: (a) in existence and Controlled by CBMG or its Affiliates as of the Effective Date of the License Agreement; or (b) that arise outside of activities under this Agreement and are Controlled by CBMG or its Affiliates after the Effective Date of the License Agreement.

“CBMG Collaboration Technology” means: (a) any and all Know-How, compounds, data, derivatives, designs, developments, discoveries, enhancements, inventions, materials, modifications, molecules, new uses, processes, products, research results, sequences, techniques, writings, or other technology rights, whether or not patentable, in each case, that are invented, conceived, reduced to practice, or otherwise developed in the course of activities under this Agreement solely by or on behalf of CBMG; and (b) any and all Patent Rights and other intellectual property rights in any of the foregoing.

“CBMG Know-How” means any Know-How Controlled by CBMG or any of its Affiliates as of the Effective Date or thereafter during the Term of this Agreement or the License Agreement, as applicable, which is: (a) necessary or useful for the Manufacture, or Commercialization of the Product; or (b) related to CBMG’s serum-free medium or viral vectors.

“CBMG Production Costs” has the meaning set out in Clause 7.1.

“CBMG Trade Secrets” shall have the meaning given in Clause 20.8.

“CCL” shall mean the NOVARTIS electronic logistic system known as Cell Chain Link.

“CDA” means that certain Confidentiality Agreement, by and between Novartis Parent and CBMG Parent, dated December 4, 2017.

“cGCP” means the then-current ethical, scientific, and quality standards required by the FDA for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, and as otherwise required by the SAMR, including those set out in, or issued pursuant to, the Drug Operation Quality Administrative Standards issued by the SAMR.

“cGLP” means the then-current good laboratory practices as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by the SAMR, including those set out in, or issued pursuant to, the Non-Clinical Drug Research Quality Administrative Standards issued by the SAMR.

“cGMP” means the then-current good manufacturing practices as required by the FDA under 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Guidelines on Good Manufacturing Practices specific to Advanced Therapy Medicinal Products, or as otherwise required by the SAMR, including under the Quality Administrative Standard for Drug Manufacturing, any requirements issued pursuant to the Regulation of Drug Manufacturing Administrative Procedures issued by the SAMR, or the appendix thereto for biochemical drugs.

“cGxP” means cGmP and, only where applicable in accordance with the terms of this Agreement, cGlP or cGcP.

“Change of Control” means, with respect to a Party: (a) a merger or consolidation of such Party or its parent company with a Third Party that results in the voting securities of such Party or its parent company outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent company of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions pursuant to which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party or its parent company; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets.

“Claim” means any action, cause of action, claim, demand, proceeding, suit, or judgment brought by a Third Party.

“Clinical Study” means a study in humans to obtain information regarding a product which is authorized by the SAMR, the FDA, or other applicable Regulatory Authority, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of the product.

“Collaboration Technology” means, collectively, the CBMG Collaboration Technology, the Novartis Collaboration Technology, and the Joint Collaboration Technology.

“Commercialize” means to market, promote, distribute, import or export (to the extent permissible by law), offer to sell, or sell a pharmaceutical or biological product or conduct other commercialization activities, and “Commercialization” means marketing, promoting, distributing, importing, exporting, offering for sale, selling, or other commercialization activities with respect to a pharmaceutical or biological product and “Commercial” shall be interpreted accordingly.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party to achieve any objective, a requirement to use such diligent efforts and resources to accomplish such objective as a similarly situated Party (with respect to size, resources and assets) in the pharmaceutical industry would normally use to accomplish a similar objective in its own interests under similar circumstances.

“Competing Product” means any CART therapy targeting CD-19 other than the Product.

“Confidential Information” means any and all confidential or proprietary information and data and all other scientific, pre-clinical, clinical, regulatory, Manufacturing, marketing, financial, and commercial information or data, whether communicated in writing or orally or by any other method, which is or has been provided by or on behalf of one (1) Party to the other Party or its designee in connection with this Agreement. “Confidential Information” includes the following, which are transferred, disclosed, or made available by the disclosing Party: confidential and proprietary technical and commercial information, Know-How, amino acid and nucleic acid sequences, biochemical, cell-based, and animal assays, animal models, dosages, dosage schedules, drawings, specifications, models, or designs relating to development, manufacture, production, registration, promotion, distribution, marketing, performance, or sale(s); experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control, and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions, and techniques, samples, prototypes, formulae, writings of any kind, opinions, or otherwise unwritten data or in the form of computer software or computer programs; biological, chemical, or physical materials provided under this Agreement; and reports provided under this Agreement.

“Confirmed Delivery Date” has the meaning in Clause 6.7(i)

“Confirmed Product Order” has the meaning in Clause 6.7(i).

“Contract” means any written contract, agreement, or commitment.

“Control” or “Controlled” means, with respect to any Know-How, or other intellectual property right, the possession, legal authority, or right (whether by ownership, license, or sublicense, other than by a license, sublicense, or other right granted (but not assignment) pursuant to this Agreement) by a Party of the ability to assign or grant to the other Party the licenses, sublicenses, or rights to access and use or disclose such Know-How, or other intellectual property right as provided for in this Agreement, without paying any consideration to any Third Party (now or in the future) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights of access and use.

“Critical Materials” means the list of materials which are critical to the Manufacture of the Product and which will be fully detailed in the Quality Agreement in a list with the heading Critical Materials. The currently envisaged list of which is contained in ANNEX 3 Part II of this Agreement, to be updated by NOVARTIS to CBMG China from time to time.

“Customer Costs” shall have the meaning given in Clause 6.13.

“Data Protection Laws” means any Applicable Law concerning the protection or processing or both of personal data, including the PRC Constitution, People’s Republic of China General Principles of Civil Law effective January 1, 1987, Opinions of the Supreme People’s Court on Several Issues Concerning the Implementation of the People’s Republic of China General Principles of Civil Law (Trial) effective January 26, 1988, People’s Republic of China Regulations on Employment Services and Employment Management (effective January 1, 2008), People’s Republic of China Tortious Liability Law (effective July 1, 2010), Regulating the Internet Information Service Market Order Several Provisions (effective March 15, 2012), Decision of the Standing Committee of the National People’s Congress on the Strengthening of the Protection of Network Information (effective December 28, 2012), Information Security Technology Guidelines on Personal Information Protection within Information Systems for Public and Commercial Services (effective February 1, 2013), Protection of Personal Information of Telecommunications and Internet Users Provisions (effective September 1, 2013), Amendments to the Consumer Protection Law (effective March 15, 2014), Amendments to the People’s Republic of China Criminal Law (9th set of amendments) (effective November 1, 2015), People’s Republic of China Cyber Security Law (effective June 1, 2017), People’s Republic of China General Provisions of Civil Law (effective October 1, 2017), and other Applicable Laws relating to data protection and privacy.

“Date of First Commercial Manufacture” means the Manufacture Start Date for the first Commercial patient following receipt of all relevant Regulatory Approvals.

“Defective Product” means Product that: (i) was not Manufactured, prepared, handled and/or shipped in compliance with applicable cGxPs, Applicable Standards, the Quality Agreement, master Batch records and/or any other procedures or documents agreed upon by the Parties in writing; (ii) does not conform to the Specifications or any other Product related warranties or representations set out in this Agreement; (iii) is adulterated within the meaning of the U.S. Food, Drug and Cosmetic Act or similar provisions under Applicable Standards; and/or (v) is considered to contain a defect as determined under governing law and Applicable Standards in the Territory. “Defect” shall be interpreted accordingly. For the avoidance of doubt, any Product that NOVARTIS China is entitled to reject pursuant to the Quality Agreement shall be regarded as Defective Product for the purpose of this Agreement.

“Defective Toll Materials” has the meaning in Clause 5.11.

“Delay” or “Delayed” has the meaning in Clause 6.12.

“Deliver” or “Delivery” shall mean that CBMG China has prepared the Product in accordance with the Quality Agreement and completed all relevant documentation in the CCL being the Certificate of Analysis, Certificate of Completion, executed Production Batch Record, and any applicable Deviation reports (all as defined in the Quality Agreement), as well as any other documentation required under the Quality Agreement, pursuant to Clause 6.8, so that NOVARTIS China is able to start the review process for final release and organise pick up at the exit of the Facility of the Product filled in the final Product containers (specified in the Quality Agreement). CBMG China shall provide the origin, either preferential or non-preferential, of the Product on the shipping documentation.

“Delivery Failure” has the meaning in Clause 6.14.

“Demand Outlook” has the meaning set out in Clause 6.2.

“Deviated Materials” has the meaning in Clause 5.10.

“Dispute” has the meaning set forth in Clause 24.2.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Equipment” means any equipment and machinery required in the Manufacture of the Product at the Facility.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Facility(-ies)” means CBMG China’s Manufacturing facility(-ies), located at 85 Faladi Road, Building No.3, China (Shanghai) Pilot Free Trade Zone, Shanghai, China and such other facilities as may be approved by NOVARTIS China from time to time in accordance with this Agreement and the Quality Agreement.

“FDA” means the United States Food and Drug Administration, any successor entity thereto in the United States, or any equivalent entity outside of the United States, as applicable.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FEFO” has the meaning given in Clause 5.2.

“Force Majeure” has the meaning in Clause 25.6

“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

“General Equipment” has the meaning given in Clause 10.1.

“Governmental Entity” means any federal, state, local or foreign government, regulatory, legislative, or administrative body, or any agency, bureau, board, commission, court, department, tribunal, or other instrumentality thereof, including any Regulatory Authority.

“HSE” is the abbreviation for “health, safety and environmental protection”.

“HSE Requirements” has the meaning in Clause 15.2.

“IFRS” means International Financial Reporting Standards, the set of accounting standards and interpretations as promulgated by the International Standards Accounting Board and as they may be updated for time to time, as consistently applied.

“Indemnification Claim Notice” has the meaning set forth in Clause 18.2(ii).

“Initial Product Price Review” has the meaning set forth in Clause 7.2.

“Initial Term” has the meaning set forth in Clause 21.2.

“Insolvency Event” means, in relation to either Party or an Affiliate thereof, as the case may be, any one (1) of the following: (a) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days, or withdrawn or terminated prior to the declaration of insolvency of such Party); (b) an administrator, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed in respect of that Party (collectively, the “Receiver”) and that Party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver’s appointment; (c) the board of directors or shareholders’ meeting of such Party has passed a resolution to wind up or deregister that Party (or other through a process whereby the business is terminated and assets of such Party are distributed amongst the creditors, equityholders, or investors), or such a resolution shall have been passed, other than a resolution for the solvent reconstruction or reorganization of that Party; (d) a resolution shall have been passed by that Party or that Party’s directors or shareholders to make an application for an administration order or to appoint an administrator, liquidation committee, group, or similar body or Person; (e) that Party makes a general assignment, composition, or arrangement with or for the benefit of all or the majority of that Party’s creditors, or makes, suspends, or threatens to suspend making payments to all or the majority of that Party’s creditors; (f) any distress, execution, sequestration, or other similar process being levied or enforced upon or sued upon against the property or assets of that Party that is not discharged within seven (7) days; (g) that Party cannot repay debts that have fallen due, or its assets are insufficient to pay all of its debts, or it manifestly lacks the ability to repay its debts; or (h) in the case of any Person in the PRC, a Governmental Entity cancels or withdraws any Permit needed for that Party or its Affiliate to operate, or orders the dissolution of such Party or its Affiliate as a result of, or in connection with, any non-compliance with Applicable PRC Law.

“Joint Collaboration Technology” means: (a) any and all Know-How, compounds, data, derivatives, designs, developments, discoveries, enhancements, inventions, materials, modifications, molecules, new uses, processes, products, research results, sequences, techniques, writings, or other technology rights, whether or not patentable, in each case, that are invented, conceived, reduced to practice, or otherwise developed in the course of activities under this Agreement jointly by or on behalf of both Parties; and (b) any and all Patent Rights and other intellectual property rights in any of the foregoing.

“Joint Supply Team” has the meaning set forth in ANNEX 4.

“KPI” means the key performance indicators set out in ANNEX 10, Part A and against which the performance by CBMG China under this Agreement will be measured and monitored by NOVARTIS.

“Know-How” means all commercial, technical, scientific, and other know-how and information, biochemical, cellular, and animal assays, animal models, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, and analytical, preclinical, clinical, safety, Manufacturing, and quality control data and know-how, including regulatory data, study designs, and protocols), and materials, in all cases, in written, electronic, or any other form now known or hereafter developed, including the CBMG Know-How and the Novartis Know-How, as applicable.

“Latent Defect” means any Defect other than Apparent Defects.

“Leukapheresis Materials” means the [***]

“License Agreement” has the meaning set out in the Recitals.

“Losses” means any and all liability, damage, loss, cost, or expense of any nature (including reasonable attorneys’ fees and litigation expenses).

“MAA” means an application for the authorization to market the Product in the Territory, as defined by Applicable Law and regulations and filed with the applicable Regulatory Authority.

“Manufacture” or “Manufacturing” means all activities related to the manufacture of a pharmaceutical or biological product, including manufacturing supplies, for the Technical Development, Commercialization, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, Delivery, and regulatory activities related to any of the foregoing. NOVARTIS China may request from time to time that CBMG China performs additional activities in connection with the Manufacture of the Product. Once agreed between the Parties, such additional activities shall form part of the definition of Manufacture.

“Manufacturing Slot” means a station at the Facility is available to start the Manufacture of the Product.

“Manufacture Start Date” shall mean each date on which CBMG China utilizes an available Manufacturing Slot to commence the Manufacture of the Product for supply to a Commercial patient, as specified also in Clause 6.7(ii).

“Manufacturing License(s)” means all licenses, permits, approvals, authorizations and consents necessary for, or required in connection with, the lawful Manufacture of the Product at the Facility for use, exportation or importation (if applicable), distribution, marketing, promotion, sale and placement of the Product in the Territory, including those listed in Exhibit D to the License Agreement, as updated or amended from time to time.

“Margin” has the meaning set forth in Clause 7.1.

“Marketing Authorization” means, in respect of a Product, such marketing authorization, approval, license, registration or other authorizations issued by a Regulatory Authority in connection with the placing of that Product on the market in the Territory.

“Materials” means, collectively, all raw materials, excipients and any other materials, including the Critical Materials and the Starting Materials, required to Manufacture the Product in accordance with the Specifications.

“Novartis Background Intellectual Property” means any and all Patent Rights, Novartis Know-How, and other intellectual property rights: (a) in existence and Controlled by NOVARTIS Parent or its Affiliates as of the Effective Date of the License Agreement; or (b) that arise outside of activities under this Agreement and are Controlled by Novartis Parent or its Affiliates after the Effective Date of the License Agreement.

“Novartis Collaboration Technology” means: (a) any and all Know-How, compounds, data, derivatives, designs, developments, discoveries, enhancements, inventions, materials, modifications, molecules, new uses, processes, products, research results, sequences, techniques, writings, or other technology rights, whether or not patentable, in each case, that are invented, conceived, reduced to practice, or otherwise developed in the course of activities under this Agreement solely by or on behalf of NOVARTIS Parent or NOVARTIS China; and (b) any and all Patent Rights and other intellectual property rights in any of the foregoing.

“Novartis Indemnitees” has the meaning set forth in Clause 18.1.

“Novartis Data Protection and Information Security Requirements” has the meaning given in ANNEX 5 to this Agreement.

“Novartis Know-How” means any Know-How Controlled by NOVARTIS Parent or any of its Affiliates as of the Effective Date or thereafter during the Term that is necessary for the Technical Development or Manufacture of the Product.

“Novartis Material” means Novartis New Material and Novartis Original Material.

“Novartis New Material” means all information, documents and materials that will be generated by CBMG, any Approved Subcontractor or NOVARTIS under this Agreement, including without limitation, Manufacturing and quality control instructions or requirements under any quality control agreements between the Parties (including the Quality Agreement), and specifications necessary to Manufacture, label, package, store, handle, stability test, quality control test and release the Product, all in accordance with this Agreement, including without limitation the Product and partially-Manufactured Product.

“Novartis Original Material” means all information, documents and materials that will be or have been provided by NOVARTIS to CBMG under this Agreement, including without limitation, Confidential Information.

“Novartis Trade Secrets” shall have the meaning set forth in Clause 20.8.

“Patent Rights” means all patents and patent applications and all substitutions, divisions, continuations, and continuations-in-part, any patent issued with respect to any such patent applications, any reissue, re-examination, utility models, or designs, renewal, or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof.

“Permit” means all clearances, orders, declarations, approvals, authorizations, qualifications, registrations, filings, certifications, consents, licenses, waivers, and permits required by any Governmental Entity(ies) or under Applicable Law.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust, government, or Regulatory Authority, or any other similar entity.

“PP2/PP3 Product” has the meaning set forth in Clause 6.10.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

“Product” means NOVARTIS Parents’s proprietary CD-19 targeting CART therapy, generically known as tisagenlecleucel.

“Product Order(s)” has the meaning set forth in Clause 6.7(i).

“Product Order Lead Time” has the meaning set forth in Clause 6.7(i).

“Product Price” means the price at which NOVARTIS China shall purchase and CBMG China shall sell Product, as further defined in Clause 7.1 and ANNEX 1.

“Product Price Cap per Calendar Year” has the meaning set out in ANNEX 1.

“Product Specific Equipment” has the meaning set out in Clause 10.1.

“Product Tech Transfer Plan” has the meaning set forth in Clause 3.1.

“Qualified Personnel” means personnel who (a) are able to communicate in fluent written and spoken English; and (b) possess a degree of skill and experience which is appropriate to the tasks to which they are allotted and the performance which they are required to achieve and who shall perform those tasks in a workmanlike and professional manner.

“Quality Agreement” means that applicable version of the quality agreement between the Parties in relation to the Product and its Manufacturing, including, without limitation by way of a master agreement with a NOVARTIS Affiliate and the initial version of which is attached hereto as ANNEX 7.

“Quality Assurance” or “QA” means the sum total of the quality assurance arrangements made with the purpose of ensuring that the Product meets the Specifications and is of the quality required for its intended use and shall specifically include all terms and activities as set forth in the applicable version of the Quality Agreement.

“Quality Audit” has the meaning set forth in Clause 8.4.

“Queued Leukapheresis Materials” has the meaning set forth in Clause 6.8.

“Receiver” has the meaning set forth in the definition of “Insolvency Event”.

“Registration” means any and all governmental or Regulatory Authority approvals necessary or required for the Manufacture, import, marketing, distribution and sale of the Product or the finished product comprised of the Product (as applicable) as labeled, packaged and presented for sale to the pharmaceutical trade, and the term “Registration” shall also apply to any renewals of such approvals and to any other steps required to maintain such approvals.

“Regulatory Approval” means, with respect to the Product in the Territory, all approvals, registrations, licenses, or authorizations from a Regulatory Authority in the Territory that are necessary to market and sell the Product in the Territory.

“Regulatory Authority” means the competent SAMR registration authority in the PRC.

“Regulatory Documentation” means all: (a) documentation comprising Regulatory Filings, Marketing Authorizations, Regulatory Approvals, or other Permits for the Product, and including pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. Part 314.420 and any non-U.S. equivalents), and any other reports, records, regulatory correspondence, and other materials relating to Regulatory Approvals for the Product or required to Manufacture the Product, including any information that relates to pharmacology, toxicology, chemistry, manufacturing, and controls data, batch records, safety, and efficacy, and any safety database; and (b) material correspondence and other filings relating to the Product submitted to or received from any Governmental Entity (including minutes and official contact reports relating to any communications with any Governmental Entity) and relevant supporting documents submitted to or received from Governmental Entities with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, adverse event files and complaint files.

“Regulatory Filings” means any submission to a Regulatory Authority of any appropriate regulatory application, including any MAA, including any submission to a regulatory advisory board and any supplement or amendment thereto.

“Regulatory Requirements” means all applicable rules, regulations, decrees, guidance, pronouncements, circulars, standards, and policies of SAMR and any other applicable Regulatory Authority, including cGMP and, in respect of Technical Development work only, cGLP, and cGCP.

“Renewal Term” has the meaning set forth in Clause 21.2.

“Representatives” means, as to any Person, such Person’s or its Affiliates’ officers, managers, directors, employees, agents, and advisors (including attorneys, accountants, and financial advisors).

“Requested Delivery Date(s)” has the meaning set forth in Clause 6.7(i).

“Required PRC Approvals” means all Permits required for the performance of the Parties’ obligations under this Agreement and the License Agreement under Applicable PRC Law.

“RMB” shall mean the legal tender of the People's Republic of China.

“Rolling Forecast” has the meaning set forth in Clause 6.3.

“SAMR” means the State Administration of Market Regulation, the Chinese regulatory body in which the former China Food and Drug Administration and SAIC functions have been merged following a restructuring, and, where the context permits, including a reference to the new State Drug Administration, and their local authorized bodies.

“SDP Price Reduction” has the meaning in Clause 7.5.

“Senior Officers” means, with respect to NOVARTIS Parent, CEO, Oncology Business Unit or his/her designee and, with respect to CBMG Parent, CEO or his/her designee.

“Specifications” means the specifications for the Product and the relevant Materials (as the case may be) as further defined and referenced in the Quality Agreement and which may be amended only upon the mutual written agreement of the Parties.

“Starting Materials” means the list of starting materials which will be fully detailed in the Quality Agreement but the currently envisaged list of which is contained in ANNEX 3 Part I of this Agreement, to be updated by NOVARTIS to CBMG China from time to time.

“Technical Development” means any and all technical and Manufacturing-related activities, including test method development and stability testing, assay development, process development, formulation development, quality assurance and quality control development, validation and other testing, packaging development, as well as record-keeping, data and database development, management, storage, and retention activities relating to any of the foregoing.

“Technical Development Plan” has the meaning given in the License Agreement.

“Technology Transfer Activities” means the performance of the Product Tech Transfer Plan.

“Technical Transfer out of the Facility” has the meaning set forth in Clause 23.8

“Term” has the meaning set forth in Clause 21.2.

“Territory” means the PRC.

“Toll Material(s)” means those NOVARTIS Parent materials as listed in ANNEX 2 which CBMG China is obligated to procure from NOVARTIS Parent and which are supplied by NOVARTIS Parent to CBMG China free of charge for the purpose of CBMG China Manufacturing and supplying the Product to NOVARTIS China under this Agreement.

“Toll Materials Reimbursement Value” to be notified by NOVARTIS Parent to CBMG China and included in ANNEX 2 at least 90 days prior to the date of First Commercial Manufacture. Updated Toll Material Reimbursement Values may be and notified to CBMG China by NOVARTIS Parent from time to time.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Trade Secrets” shall have the meaning set forth in Clause 20.8.

“Validation” or “Validate” means (either collectively or separately, as applicable) (i) the successful completion of all qualification activities in relation to the Facility and the Equipment; (ii) the successful validation of the analytical testing methods for the Product; and (iii) the successful Manufacture, at commercial scale, of at least three (3) validation Batches for the Product meeting predetermined validation acceptance criteria, normal Product release criteria and stability requirements as set forth in the Specifications and in a written “Validation Plan” to be mutually agreed by the Parties.

“VIE” means Variable Interest Entity.

1.2 Currency. Unless otherwise indicated, all monetary amounts are expressed in this Agreement in RMB.

1.3 Interpretation. In this agreement unless otherwise specified:

(a) the division of this Agreement into clauses, sub-clauses and Annexes and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) any reference in this Agreement to a clause or an annex refers to the specified Clause or Annex to this Agreement;

(c) the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement;

(d) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(e) all references to the singular shall include the plural and vice versa;

(f) the term “including” shall mean “including without limitation”; and

(g) any reference in this Agreement to a “day” or “week” shall be references to a calendar day or week.

2. SCOPE OF THE AGREEMENT

2.1 Manufacturing and Supply. During the Term, CBMG China shall sell, Manufacture and Deliver the Product to NOVARTIS China and its designated Affiliates in accordance with the terms of this Agreement. The Parties acknowledge that NOVARTIS China prioritizes consistent high quality and timely supply of the Product to meet patient demand and that supply disruptions may result in irreparable harm to NOVARTIS and individual patients. To that regard, CBMG China agrees to act in good faith in performing its obligations under this Agreement and shall not willfully delay Manufacturing nor withhold Delivery of the Product, and CBMG China shall use Commercially Reasonable Efforts to comply with all such obligations.

2.2 [***]

2.3 No restriction for NOVARTIS on Third Party supply. Nothing in this Agreement shall be construed as to prohibit NOVARTIS China or its Affiliates from Manufacturing the Product directly or from purchasing the Product from other suppliers.

2.4 CBMG Warranty. CBMG China represents and warrants that it shall Manufacture, store, test release, Deliver and supply in accordance with Clause 6.8, the Product in compliance with: (i) the Specifications; (ii) cGxP; (iii) the Quality Agreement; (iv) the Manufacturing License(s); (v) the Serialization Requirements; (vi) all Applicable Standards, including those governing health, safety and environmental protection; and (vii) all Applicable Laws, and that at Delivery the Product is free from (i) any security interest, claims, demands, liens and other encumbrances of any kind or character and (ii) any Defects. CBMG China further represents and warrants that it shall obtain and maintain all necessary and required Manufacturing Licenses in order to Manufacture, process and supply the Product to NOVARTIS China.

2.5 EXCEPT AS SET OUT IN CLAUSE 2.4 ABOVE, WHICH SHALL AT ALL TIMES SUPERCEDE THIS CLAUSE 2.5, CBMG EXPRESSLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LAW WITH RESPECT TO THE PRODUCT, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY IMPLIED WARRANTIES OF QUALITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOVARTIS agrees that, to the extent required by applicable law to be effective, the disclaimers of implied warranties contained in this Clause 2.5 are “conspicuous” disclaimers for purpose of any applicable law, rule or order.

2.6 Subcontractors. CBMG China shall not subcontract to any Third Party the performance of CBMG China’s tasks and obligations under this Agreement without first obtaining, in each case, NOVARTIS’s prior written consent. If CBMG China enters into any subcontract following receipt of such consent, it shall provide NOVARTIS, upon NOVARTIS’s request, with a copy of any executed subcontract agreement within [***] of any such agreement’s execution. Where NOVARTIS provides its consent pursuant to this Clause 2.6, such subcontractor will be deemed to be an Approved Subcontractor. CBMG China shall ensure that any Approved Subcontractor performs its obligations pursuant to the terms of this Agreement, including the Quality Agreement and the HSE Requirements. Notwithstanding the foregoing, CBMG China shall remain solely and fully liable for the performance of any Approved Subcontractor or Supplier and shall remain exclusively responsible for all costs associated with any such subcontract or supply relationship.

2.7 Facility. CBMG China will Manufacture the Product exclusively for NOVARTIS in those dedicated suites at the Facility which have been specified for use solely to Manufacture the Product for NOVARTIS China and which have, at CBMG China’s own expense, been developed, equipped, and qualified to provide sufficient capacity to meet NOVARTIS China’s requirements, CBMG’s obligations under this Agreement and requirements under Applicable Standards.

2.8 NOVARTIS China Space at the Facility. CBMG China commits to provide a permanent office workspace for a maximum of [***] NOVARTIS employees. A permanent workspace shall mean a chair and a desk for each of the [***] employees which is not required to be used for any other purpose at any time. CBMG China agrees to ensure that this workspace is in a segregated, lockable room reserved exclusively for NOVARTIS China.

2.9 Option to take Additional Manufacturing Capacity. During the initial [***] period of the Term of this Agreement, CBMG shall not, directly or indirectly through an Affiliate, enter into any agreement with any Third Party relating to any additional Manufacturing lines at the Facility (the “Additional Manufacturing Capacity”) without first offering NOVARTIS China the option to utilize such Additional Manufacturing Capacity (the “Option”). Immediately on a Third Party offer being made (and in any event no later than [***] after receipt of such Third Party offer), CBMG shall give NOVARTIS China written notice of the Third Party offer (including the commercial and financial details of such offer) and its right to exercise the Option. NOVARTIS China shall have [***] to notify CBMG in writing of its intention to exercise the Option. If NOVARTIS China does not so notify CBMG within [***], the Option shall expire and CBMG shall be free to enter into an agreement for the use of the Additional Manufacturing Capacity with such Third Party. For the avoidance of doubt, each new or amended offer by a Third Party (regardless of whether it is the same Third Party or not) shall give rise to a new Option and CBMG is required to notify NOVARTIS China of such offer.

2.10 Novartis Material. All Novartis Material, whether or not patentable, shall be the sole and exclusive property of NOVARTIS Parent. CBMG shall supply all Novartis New Material to NOVARTIS Parent, NOVARTIS China or its designee in accordance with the terms of this Agreement. CBMG shall not sell or otherwise dispose of any Novartis Materials, except as expressly authorized by NOVARTIS Parent. CBMG hereby grants, and shall cause its Approved Subcontractors to grant, to NOVARTIS Parent, NOVARTIS China, its designated representatives and employees the irrevocable right to enter any premises where the Novartis Material is stored in order to inspect or repossess it as NOVARTIS China shall in its sole discretion deem fit.

2.11 Authorizations and Permits. CBMG shall obtain and maintain the Required PRC Approvals and all other Manufacturing Licenses or exemptions from any Regulatory Authority which are required to perform its obligations and shall pay all legitimate fees due in relation to them. Upon request, CBMG shall provide, or shall cause its Approved Subcontractors to provide to NOVARTIS China with copies of any Manufacturing Licenses or any other approvals, permits, or exemptions. Without prejudice to any of NOVARTIS’ other rights hereunder, CBMG shall inform NOVARTIS China promptly in writing if any such Manufacturing Licenses or other approvals or permits are not obtained in a timely manner or are withdrawn or otherwise under investigation.

2.12 Registration and Regulatory Requirements. NOVARTIS China and its Affiliates shall be responsible for the registration of the Product with all relevant Regulatory Authorities of the Territory where they market the Product. CBMG shall provide (and shall cause its Approved Subcontractors and suppliers to provide) such assistance as NOVARTIS China or its Affiliates may reasonably request, including providing NOVARTIS China with any information or documentation in its possession, control or ownership and to render any other assistance reasonably necessary to enable NOVARTIS China to make an application to any Regulatory Authority.

3. PRODUCT TECHNOLOGY TRANSFER PLAN AND RAMP-UP PERIOD

3.1 The Parties have formulated and agreed upon an initial version of a plan (the “Product Tech Transfer Plan”) to transfer the applicable Manufacturing process in respect of the Product from NOVARTIS Parent or an Affiliate to CBMG and such Product Tech Transfer Plan, as may be amended from time to time, which was signed between the Parties on October 23rd, 2018, is annexed to and incorporated by reference into this Agreement at ANNEX 8. The Parties agree that the Product Tech Transfer Plan included at ANNEX 8 is Version 1 of the Product Tech Transfer Plan, based on an assessment of the work required as at the Effective Date. The Parties further agree and acknowledge that this plan is subject to change and shall be automatically updated and replaced by future versions of the Product Tech Transfer Plan which are agreed between the Parties in writing. [***]

3.2 NOVARTIS Parent shall provide to CBMG China the information as set out in the Product Tech Transfer Plan and CBMG China shall perform the Technology Transfer Activities as set out in the Product Tech Transfer Plan:

(i) in accordance with its terms, this Agreement, cGxP, Applicable Laws and any guidelines, policies, or procedures notified in advance and in writing to CBMG China or its Affiliates by NOVARTIS Parent or its Affiliates;

(ii) in accordance with the standards of practice and levels of performance that would reasonably be used by and expected from a well-managed company performing similar services; and

(iii) using Qualified Personnel.

Time shall be of the essence regarding CBMG China’s performance of the Product Tech Transfer Plan.

3.3 As part of the Technology Transfer Activities, CBMG China shall Manufacture, store, deliver and dispose of the comparability batches and validation batches as specified in the relevant Product Tech Transfer Plan or as directed by NOVARTIS Parent or NOVARTIS China.

3.4 CBMG China commits to implement, at its own cost, the CCL system at the Facility as part of the Product Tech Transfer Plan.

3.5 CBMG must keep NOVARTIS Parent regularly updated as to the progress of the Technology Transfer Plan and must notify NOVARTIS Parent immediately in writing of:

(i) the achievement of each Phase (including the basis on which it believes it has achieved the Phase, together with any further information that NOVARTIS Parent may reasonably request); and

(ii) any failure, or likely failure, to complete a Phase specified in the relevant Technology Transfer Plan, or any other event or circumstance which will, or which could reasonably be expected to, cause a delay in the completion of the Technology Transfer Plan.

3.6 As a back-up option, the Parties agree that during the period from completion of all requirements set out in the Product Tech Transfer Plan, as may be amended from time to time by mutual agreement of the Parties, provided that the Facility is approved and holds the necessary licenses required in order to perform the specific steps detailed in sub clauses (i) to (iii) below, until the required Registrations issued by the Regulatory Authorities have been obtained which will allow CBMG China to Manufacture the Product in the Territory, during the clinical phase, CBMG China may be requested and may agree to perform the following initial Manufacturing steps, being:

(i) freezing Leukapheresis Material supplied by NOVARTIS Parent and arranging for shipment to NOVARTIS’ Affiliate in the U.S. for onward manufacturing into Product;

(ii) Import of Product to China at NOVARTIS China’s request; and

(iii) arrange for local QA release of imported Product, at NOVARTIS China’s request.

4. MINIMUM AVAILABLE CAPACITY.

(i)
[***]

(ii)
[***]

(iii)
[***]

(iv)
[***]

(v)
[***]

(vi) CBMG China agrees that the processing of Product for NOVARTIS China in accordance with the terms of this Agreement shall have priority over the requirements of other customers that it serves, or will serve, at the Facility.

(vii) CBMG China shall ensure the hiring of sufficient Qualified Personnel to enable CBMG China to meet the Minimum Available Capacity, which may be increased from time to time pursuant to Clause 4(v).

5. MATERIALS

5.1 Materials and Critical Materials. The Parties have identified certain Materials which constitute Critical Materials in respect of which the suppliers must be approved by NOVARTIS China, and the list of Critical Materials and Approved Suppliers as of the Effective Date are set out in ANNEX 3 of this Agreement and will updated from time to time in the Quality Agreement. Save in respect of the Toll Materials which are supplied directly by NOVARTIS Parent, CBMG China shall ensure that all Materials are procured and Manufactured in compliance with the requirements of this Agreement, the Quality Agreement and the HSE Requirements as well as the requirements of Applicable Law and Regulation. CBMG China may not procure Toll Materials from any supplier other than NOVARTIS Parent. CBMG China shall and shall cause its Approved Subcontractors, at its cost, to purchase, qualify, test, inspect and approve all such Materials required in the Manufacturing, storage, shipping or receiving of the Product. In relation to its Approved Subcontractors and/or Approved Suppliers of such Materials CBMG China shall:

(i) enter into contractual relationships for the supply of such Materials, and keep NOVARTIS China informed of the terms and status of such supply, subject to any and all confidentiality agreements as may be in place with any and all such Approved Subcontractors and/or Approved Suppliers;

(ii) proactively manage its Approved Subcontractors and/or Approved Suppliers of Materials, including by regularly auditing and evaluating such Approved Subcontractors and/or Approved Suppliers and by having effective performance management and supplier relationship management regimes;

(iii) ensure that Critical Materials are only supplied from Approved Suppliers, as will be further detailed in the Quality Agreement;

(iv) ensure that any changes to Material suppliers are pre-approved by NOVARTIS China and comply with the change control process specified in the Quality Agreement with CBMG China being responsible to show that the new Material is fit for use; and

(v) keep NOVARTIS China informed without delay of any possible interruptions with respect to the Material supply as soon as CBMG China becomes aware of such interruption possibility. Time is of the essence for this clause.

5.2 Stock of Materials. During the Term of this Agreement, CBMG China shall apply the first-expiry, first out (“FEFO”) methods of usage to any stock of Critical Materials, Starting Materials, Toll Materials or other Materials. CBMG China shall hold a safety stock of at least [***] for Critical Materials and Starting Materials (excluding Leukapheresis Materials). Further, CBMG China shall ensure that the quantities of Materials ordered and stored by it relate appropriately to Confirmed Product Orders so that the items in stock do not become obsolete or unsaleable. CBMG China will use Commercially Reasonable Efforts to wind down its safety stock inventory prior to the expiration or termination of this Agreement.

5.3 Alternative Sources. NOVARTIS China may at any time identify to CBMG China alternative suppliers from which CBMG China may obtain any of the Materials (excluding the Toll Materials) at a lower cost and/or higher quality, in accordance with this Agreement. CBMG China may also, from time to time, request that NOVARTIS China approve an alternative supplier of Materials (excluding the Toll Materials) which has been identified by CBMG China. In either event, CBMG China and NOVARTIS China shall collaborate in order to obtain the necessary regulatory approvals and CBMG China shall utilize the alternative suppliers identified by NOVARTIS China following receipt of such approvals. CBMG China shall remain solely and fully liable for the performance of such alternative suppliers, including for the quality of the Materials delivered by any of such alternative suppliers and compliance with this Agreement, the Quality Agreement and the HSE Requirements.

5.4 Supply of Toll Materials. Solely for purpose of CBMG China's Manufacturing of the Product hereunder, NOVARTIS Parent undertakes from time to time to supply (or have supplied by a designated Affiliate or Third Party) to CBMG China, free of any charge, the Toll Materials required in the Manufacture of the Product, in such quantities as may be ordered by CBMG China in accordance with Clause 5.5. The Toll Materials will be delivered DAP, the Facility (“Delivered At Place”, INCOTERMS® 2010).

5.5 Toll Materials Forecast. CBMG China shall provide NOVARTIS with a written non-binding rolling [***] forecast of the volume of the Toll Materials, in accordance with NOVARTIS’ Rolling Forecast. CBMG China shall submit written orders for the Toll Materials with a lead time of at least [***]. NOVARTIS shall notify CBMG China on or before [***] after receipt of an order if it is unable to meet all or a portion of an order by the requested delivery date.

5.6 Ownership of Toll Materials. Toll Materials delivered to CBMG China shall be held by CBMG China or the Approved Subcontractors on behalf of NOVARTIS Parent in accordance with the terms of this Agreement. The Toll Materials shall at all times remain the property of NOVARTIS Parent. CBMG China must not use any such Toll Materials delivered for any purpose other than to Manufacture, package and test the Product in accordance with this Agreement. CBMG China hereby irrevocably grants, and shall cause its Approved Subcontractors to grant, to NOVARTIS China the right for NOVARTIS China, its designated representatives and employees, on behalf of NOVARTIS Parent, to access any premises where the Toll Materials are stored in order to inspect or repossess the Toll Materials.

5.7 Handling of Toll Materials. As from its delivery, CBMG China shall: (i) store and handle, at its own cost, the Toll Materials in accordance with applicable cGxP, the Quality Agreement, NOVARTIS' handling and storage instructions and, more generally, in a safe and orderly manner and take all necessary care to prevent its damage, loss or theft; (ii) clearly identify all such Toll Materials in storage and in its books as goods belonging to NOVARTIS Parent; (iii) never mix, alter or analyze the Toll Materials except for the purpose of any testing; and (iv) always use FEFO methods of usage.

5.8 Loss of Toll Materials. CBMG China shall reimburse NOVARTIS Parent, at the Toll Materials Reimbursement Value, as detailed in ANNEX 2, together with any additional direct fees, including, but not limited to, transportation and insurance fees, for any Toll Materials which (i) as a result of the negligence, omission of or breach of contract by CBMG China, cannot be used in the Manufacturing of the Product, or (ii) have been used in the Manufacturing without resulting in Product that is free of Defects (including without limitation any Toll Materials used in failed or rejected Batches or in Defective Product). CBMG China shall immediately inform NOVARTIS China of any loss or damage to Toll Materials and promptly provide in writing all explanations and evidence.

5.9 Quarterly Toll Materials Inventory. CBMG China shall maintain up-to-date records of all Toll Materials and Leukapheresis Materials and, within the first week of each quarter or at such other frequency as the Parties may agree, shall provide to NOVARTIS China a complete and accurate list of all such items held by it on the last day of the immediately preceding calendar month. Such inventory list shall in particular specify the inventory balance of each such item at the relevant date and shall contain a detailed explanation for any inventory discrepancy exceeding [***].

5.10 Deviated Materials. Where CBMG China receives Toll Materials or Leukapheresis Materials which do not meet the Specifications (in each case, “Deviated Materials”), it shall immediately inform NOVARTIS China and NOVARTIS China shall determine, in its discretion, whether such Deviated Materials can be used in Manufacture. Where NOVARTIS China determines that such Deviated Materials are able to be used in Manufacture, those Deviated Materials shall be deemed conforming to the Specifications for the purposes of this Agreement.

5.11 Defective Toll Materials. Where NOVARTIS China determines that such Toll Materials are not in conformity with the Specifications and NOVARTIS China determines that such Deviated Materials are not able to be used in the Manufacture of the Product, such Materials shall be deemed defective (“Defective Toll Materials”):

(i) CBMG China shall inform NOVARTIS China in case it discovers any non-conformity of any of the Toll Materials with applicable Specifications, such notification to be made promptly upon discovery of such non-conformity.

(ii) CBMG China shall return the Defective Toll Materials to NOVARTIS China on behalf of NOVARTIS Parent or destroy them, as per NOVARTIS’ China’s written request and instructions. In no event shall CBMG China destroy said Toll Materials without NOVARTIS China’s prior written consent.

(iii) Subject to Clause 5.11(iv), NOVARTIS Parent shall as soon as reasonably possible replace such Defective Toll Materials with Toll Materials meeting the Specifications in accordance with the provisions of this Agreement.

(iv) Such Toll Materials shall be replaced at CBMG China’s cost (at the Toll Materials Reimbursement Value together with any additional direct fees, including, but not limited to, transportation fees, insurance fees, duty) if it is established that the non-conformity with the Specifications occurred after delivery of the Toll Materials to CBMG China or is due to any actions, omissions, breach of this Agreement (including the Quality Agreement) or negligence of CBMG China. In addition, in such case, CBMG China shall bear sole responsibility for all reasonable costs associated with any testing, return or destruction of the Defective Toll Materials.

5.12 Dispute Resolution. Clause 24.3 shall apply if an unresolved dispute exists as to the determination of a non-conformity with the Specifications of Toll Materials and/or the root cause of such non-conformity.

6. FORECASTING, ORDERS AND DELIVERY

6.1 Forecasting Model. Unlike traditional products, forecasting is based upon required manufacturing slots rather than an estimated volume. This is to ensure sufficient contingent capacity is available to ensure Delivery Period service levels.

6.2 Demand Outlook. NOVARTIS China shall provide a non-binding demand outlook (“Demand Outlook”) for [***] following the Effective Date, to enable CBMG China to plan for sizing the Facility and resource needs to be able to Manufacture the Product for the forecasted number of patients per year, subject always to the requirement to meet the Minimum Available Capacity.

6.3 Product Forecast. No later than [***] before the anticipated Date of First Commercial Manufacture, NOVARTIS China shall provide CBMG China with a written monthly rolling [***] forecast (“Rolling Forecast”) that is binding for the initial [***] period (“Binding Forecast”) of the required Product quantities with required delivery dates. The Rolling Forecast shall be updated on a monthly basis and provided to CBMG China. CBMG China shall ensure sufficient capacity to meet the forecasted demand across the whole period of the Rolling Forecast. CBMG China shall commit and specify the Manufacturing start times [***] period of the Binding Forecast. All Manufacturing slot commitment data (“Availability Calendar”) will be entered in CCL and CBMG China shall ensure that sufficient slots are available to meet the requirements of the Binding Forecast.

6.4 Un-Forecasted Product Orders. CBMG China shall use its best efforts to fulfill Product Orders which exceed the Binding Forecast and will inform NOVARTIS China immediately if it is not able to do so.

6.5 Manufacturing Start-Date Scheduling. The Parties shall have weekly operational meetings to review the Manufacturing schedule and the timelines for delivery of Leukapheresis Material. Collaboration in this respect is required during the [***] term prior to a scheduled treatment of a patient.

6.6 Manufacturing Schedule. In advance of placing Product Orders for the Product, NOVARTIS China shall notify CBMG China of the anticipated date of delivery of the Leukapheresis Material and the Parties shall agree to the date that CBMG China must commence Manufacturing of the Product. The Manufacturing schedule at CBMG China shall be fixed during the weekly operational meetings. CBMG China shall support scheduling activities with NOVARTIS China, apheresis site and infusion sites via CCL.

6.7 Product Order Process

(i) Product Order Placement and Product Order Lead Time. NOVARTIS China will place orders for the Manufacture of Product in CCL ("Product Order(s)"). Any Product Orders must be submitted via CCL and with a lead time of at least [***] ("Product Order Lead Time") and shall set forth the requested delivery date(s) in accordance with such Product Order Lead Time ("Requested Delivery Date(s)"). Without limiting the foregoing, NOVARTIS China shall, whenever practicable, provide Product Order Lead Times greater than [***]. Firm Orders shall be submitted through CCL. Before placing a Product Order, NOVARTIS China shall ensure that at the meetings referred to in Clause 6.5 above, NOVARTIS China has informed CBMG China of the anticipated date of arrival of the Leukapheresis Materials and that the Parties have agreed on the date on which CBMG China will commence Manufacture using an available Manufacturing Slot (the “Manufacture Start Date”).

(ii) Order Confirmation Process. Within [***] of receipt of any Product Order, CBMG China shall acknowledge receipt of such Product Order in CCL. Any Product Order which complies with the Product Order Lead Time and which is in line with the Binding Forecast shall be considered binding on the Parties ("Confirmed Product Order"), as will the Requested Delivery Date specified therein, provided that such date complies with Clause 6.8 ("Confirmed Delivery Date(s)"). CBMG China shall Deliver any Confirmed Product Order which complies with the Product Order Lead Time and is in line with the Binding Forecast. NOVARTIS China gives no volume commitments other than those provided in Confirmed Product Orders.

(iii) Changes to Confirmed Product Orders Requested by NOVARTIS. CBMG China shall use Commercially Reasonable Efforts to comply with any unplanned changes to Confirmed Product Orders requested in writing and with reasonable notice by NOVARTIS China and shall confirm any such changes within the timelines set forth in Clause 6.7(i), and in such case, CBMG China's supply related KPIs shall be deemed adjusted accordingly. CBMG China shall not implement unplanned changes to Confirmed Product Orders where such changes will result in supplementary costs for NOVARTIS China, without informing NOVARTIS China of the nature and extent of such supplementary costs and obtaining the prior written consent of NOVARTIS China.

6.8 Terms of Delivery. Time is of the essence for all Deliveries under this Agreement. CBMG China shall Deliver the Product FCA, the Facility (“Free Carrier”, INCOTERMS® 2010). Such [***] period, as applicable, is referred to as the “Delivery Period” in accordance with the Quality Agreement. The Parties shall enter into a Trading Service Procedure (“TSP”) and CBMG China shall comply with the TSP upon its agreement between the Parties. CBMG China shall ensure that the relevant documents listed in the Quality Agreement will be submitted to NOVARTIS China for final release within [***] of the Product being filled in the final Product containers (as specified in the Quality Agreement).

6.9 Storage of Leukapheresis Materials. Where CBMG China accepts delivery of Leukapheresis Materials, but does not have an available Manufacturing Slot, CBMG China agrees to store (not later than [***] after delivery to CBMG China) such Leukapheresis Materials in accordance with the Quality Agreement pending allocation of a Manufacturing Slot (“Queued Leukapheresis Materials”). The Parties shall discuss and agree which Manufacturing Slots to allocate to any Queued Leukapheresis Materials based on patient need and/or any other factors they deem relevant.

6.10 Storage of PP2/PP3 Product. In addition to short-term storage of final Product prior to shipment, CBMG China shall securely store and maintain any additional Batches that have been produced during the Manufacture of the Product (the “PP2/PP3 Product”) in accordance with the Quality Agreement, for [***], whichever is the longer “PP2/PP3 Storage Period”). In the event that NOVARTIS China requests Delivery of all or part of the PP2/PP3 Product, CBMG China shall provide such PP2/PP3 Product immediately (upon request) and free of charge to NOVARTIS China. At the end of the PP2/PP3 Storage Period, CBMG China shall request in writing that NOVARTIS China confirms, within [***] of receipt of such request, its preference for the PP2/PP3 Product to be either (i) returned to NOVARTIS China; or (ii) destroyed by CBMG China, at NOVARTIS China’s election.

6.11 Packaging. CBMG China shall ensure that the packaging of the Product, including (as applicable) any packaging for transportation, fully complies with the requirements set forth in this Agreement and the Quality Agreement. CBMG China shall facilitate the orderly Delivery and the taking over by the selected carrier of any Product Delivered to NOVARTIS China pursuant to Clause 6.8 above.

6.12 Product Price reduction for late Delivery. In the event of a late Delivery, the Product Price shall be reduced by [***] of the Product Price for every full working day (9am to 5pm) of delay, commencing on [***] (in each case a “Delayed” Delivery).

6.13 Cost Cover for Delayed Delivery. If Product Delivery is Delayed or there is a Delivery Failure for any reason other than (i) a Force Majeure Event; or (ii) Defective Toll Materials, or such Delay is otherwise determined to have been caused by NOVARTIS; and as a consequence of such Delay, NOVARTIS China is responsible to pay any costs, expenses, fees, penalties or other damages to its affected customers (the “Customer Costs”), CBMG China agrees that it shall be responsible for and shall reimburse NOVARTIS China for any such Customer Costs. Such reimbursement shall be reimbursed to NOVARTIS China as a credit against the Product Price payable for future Batches, unless the Agreement has been terminated and no further Batches are to be Manufactured, in which case CBMG China shall reimburse the amount of the Customer Costs to NOVARTIS’s designated bank account.

6.14 Delivery Failure. Without any prejudice to any other rights or remedies available to NOVARTIS under this Agreement, in the event of the failure to provide Delivery of any Confirmed Product Order within [***] days of the Requested Delivery Date (in each case for any reason other than as a result of a Force Majeure Event, the acts, omissions or delay in acting by any Regulatory Authority, NOVARTIS providing incorrect Specifications, Defective Toll Materials or other fault of NOVARTIS), CBMG China shall immediately notify NOVARTIS China and NOVARTIS China may, in its sole discretion, cancel such Confirmed Order without any penalty to NOVARTIS China.

7. PRICE AND PAYMENT TERMS

7.1 [***]

7.2 Product Price Adjustment Mechanism. The Product Price shall remain unchanged from [***]. The Initial Product Price Review and the Annual Product Price Review shall take into account (i) CBMG's consistent adherence to the KPIs, (ii) NOVARTIS China’s Rolling Forecast (i.e. volume requirements) for the upcoming Calendar Year, and (iii) savings realized by CBMG China or the Approved Subcontractors, including but not limited to, savings realized due to improved Manufacturing procedures and increased operational capacity. CBMG China and NOVARTIS China agree that during the Initial Product Price Review and each Annual Product Price Review, they shall use best efforts to reduce the CBMG Production Costs by [***], such reduction to be applicable for the following the Calendar Year

7.3 Conduct of Initial Product Price Review and Annual Product Price Review. The Product Price as increased or decreased upon agreement between Novartis China and CBMG China shall take effect for all Batches of Product Delivered by CBMG China from [***]. Each Party must keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement with respect to Product Price. Each Party will keep such books and records for at least [***] following the Calendar Year to which they pertain.

7.4 No Agreement on Revised Product Price. If Novartis China and CBMG China are unable to agree on a Product Price revision on or before [***] of the relevant Calendar Year, Novartis China and CBMG China agree that the Product Price for the following Calendar Year will remain as per the previous Calendar Year.

7.5 SDP Price Reduction. Where CBMG China fails to achieve the Supply Delivery Performance rate set out in the table below in any given Calendar Year, the Product Price during that Calendar Year will be reduced, by way of a credit note, following the end of such Calendar Year in order to reflect the underachievement, as set forth in ANNEX 10 and in accordance with the following table (“SDP Price Reduction”). For the avoidance of doubt, Batches delivered under this Agreement as part of a Clinical Study shall not count towards the SDP calculation:

   [***]

7.6 The SDP Price Reduction for a given Calendar Year shall be effected by way of a credit note issued by CBMG China in the following way. Within [***] following the end of the Calendar Year, NOVARTIS China shall invoice the SDP Price Reduction to CBMG China. CBMG China shall issue a credit note for the invoiced amount to NOVARTIS China within [***] from its receipt of such invoice (or, following the last Calendar Year only, pay such amount to NOVARTIS China). For the avoidance of doubt, the SDP Price Reduction shall be without prejudice to any other rights and remedies available to NOVARTIS under this Agreement and/or the governing law.

7.7 Payment Terms. CBMG China shall provide NOVARTIS China with an invoice setting forth the Product Price (as applicable) due and payable for each Delivery of Product made under this Agreement. Each such invoice shall, to the extent applicable, identify the Product Order number, Product numbers, Batch numbers, quantities of Product, shipping address, Product Price and the total amount to be remitted by NOVARTIS China and the applicable sales tax (if any) or such other information as may be required by the applicable tax laws. NOVARTIS China shall pay all such invoices on or before [***] after the receipt of such invoice, unless otherwise agreed upon in writing by both Novartis China and CBMG China.

7.8 All sums due under this Agreement shall be paid in RMB by transferring an amount in aggregate to the below account (or the account designated in the relevant invoice). Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day:

Invoices will be sent to:

Invoice receipt: Contact: + [***]

Beijing Novartis Pharma Co., Ltd.

[***]

In Chinese:

发票寄往：

北京诺华制药有限公司

地址：【***】

发票联系人： 诺华发票签收人　 【***】

7.9 Disputed Invoices. If NOVARTIS China disputes in good faith its obligation to pay all or part of any invoice submitted by CBMG China under this Agreement, then non-payment of such invoice or part of such invoice pending resolution of such dispute shall not constitute a material breach of this Agreement by NOVARTIS China.

7.10 Tax Matters. Each Party shall be responsible for all taxes, fees, duties, levies, or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business. Except as otherwise provided, each Party shall be responsible for its own sales tax, use tax, excise tax, value-added tax (VAT), goods and services tax (GST), consumption tax, and similar taxes based upon its own activities under this Agreement. Each Party shall use reasonable and legal efforts to reduce tax withholding, to the extent permitted by Applicable Law, on payments made pursuant to this Agreement. In the event any payments due under this Agreement are subject to withholding tax under Applicable Law, the paying Party shall deduct the respective amount from the applicable payment and pay the withholding tax to the relevant tax authority. The paying Party shall deliver within [***] to the other Party evidence of such payment. Each Party shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including the submission or issuance of requisite forms and information. Any such amount deducted and paid to the applicable tax authority shall be deemed fully paid to the other Party in satisfaction of the applicable payment obligation under this Agreement.

8. QUALITY ASSURANCE

8.1 Quality Assurance Agreement. The Parties agree and acknowledge that Manufacture of the Product by CBMG China for clinical or commercial purposes shall be subject to a written quality assurance agreement (the “Quality Agreement”) which the Parties shall enter into prior to the commencement of clinical Manufacture or the Manufacturing Start Date, as applicable, in accordance with this Agreement. The Quality Agreement shall outline the responsibilities and key contacts for quality and compliance-related issues. In the event any terms of the Quality Agreement conflict with or are inconsistent with the terms of this Agreement, the terms of the Quality Agreement shall govern and control with regards to terms related to quality assurance or control, and otherwise the terms of this Agreement shall govern and control. CBMG China shall at all times during the Term fully comply (and shall cause its Affiliates and Approved Subcontractors to fully comply) with its obligations under the Quality Agreement. A breach of the Quality Agreement shall be considered a material breach of this Agreement.

8.2 Quality Control. CBMG China shall maintain a quality assurance and quality control program in accordance with cGMP, (and where applicable for Technical Development work, GlP) Applicable Standards and the Quality Agreement. Changes to the Product (including any Materials), processing and/or the Facility need prior written approval of the NOVARTIS China in accordance with change control provisions to be defined in the Quality Agreement (notice period and approval requirements apply). Failure to maintain such a program shall constitute a material breach of this Agreement.

8.3 Pre-Approval and Validation Inspections. In accordance with the terms of the Quality Agreement and at no additional cost to NOVARTIS China, CBMG China shall (and shall cause its Affiliates and Approved Subcontractors and Suppliers to) grant NOVARTIS and its Affiliates access to the Facility during normal working hours in order to conduct pre-approval and validation inspection of the Facility prior to commencement of clinical or commercial Manufacturing. Such inspection must be to NOVARTIS China’s absolute satisfaction, with any and all corrective and preventative actions to be satisfactorily closed (as confirmed by NOVARTIS China in writing), before the Date of First Commercial Manufacture.

8.4 Quality Audits and Regulatory Inspections. CBMG China grants to NOVARTIS, its Affiliates, and its designees, upon reasonable prior notice, the right to inspect CBMG China’s production facilities to perform a quality audit in order to confirm CBMG China’s compliance with cGMP, NOVARTIS’s quality requirements, and Applicable Law (each, a “Quality Audit”): (i) NOVARTIS, its Affiliates or its designated representatives or (ii) Regulatory Authorities to audit the Facility, the Equipment used in the Manufacturing, packaging, storage, testing, shipping or receiving of Product, the Leukapheresis Materials and components, and the approved subcontractors. Such audits may include: (i) initial GMP-baseline audits; and (ii) for cause/event audits. NOVARTIS, its Affiliates and its designated representatives shall comply with the confidentiality obligations set forth in this Agreement in exercising their rights hereunder. If Novartis reasonably believes (as a result of a condition which it observes during a Quality Audit or otherwise) that CBMG China may not be in compliance with cGMP, NOVARTIS’s quality requirements, or Applicable Law, then the Parties shall discuss and agree upon any appropriate corrective actions to address such non-compliance (collectively, the “CAPAs”), and CBMG China shall promptly implement such CAPAs at its sole cost and expense.

8.5 Communication with Regulatory Authorities. NOVARTIS shall have the exclusive right to correspond or communicate with Regulatory Authorities regarding the Product in the Territory and other regulatory matters under this Agreement. Unless required by Applicable Law, CBMG and its Affiliates, sublicensees, and Approved Subcontractors shall not correspond or communicate with any Regulatory Authority regarding the Product or any other regulatory matters under this Agreement without first obtaining, in each case, NOVARTIS China’s prior written consent; provided, that, upon NOVARTIS request, CBMG or its Affiliates shall attend any meeting with a Regulatory Authority in the Territory regarding the Product or any other regulatory matters under this Agreement. If CBMG or its Affiliates, sublicensees, or Approved Subcontractors receives any correspondence or other communication from a Regulatory Authority in the Territory regarding the Product or any other regulatory matter under this Agreement, CBMG shall provide NOVARTIS with access to or copies of all such material written or electronic correspondence promptly after its receipt for NOVARTIS review and comment, and shall incorporate any and all of NOVARTIS comments thereto.

8.6 Person in Plant. NOVARTIS shall have the right to have up to four (4) personnel at the Facility ("Persons in Plant") during regular business hours during a Manufacturing campaign for the Product and as set forth in the Quality Agreement. Such personnel may either be technical or quality personnel. NOVATIS’ personnel shall comply with CBMG China 's procedures concerning cGMP, training, safety, hygiene, confidentiality and controlled access to facilities and documents as set forth under the Quality Agreement.

8.7 Notice of Regulatory Inspections. CBMG shall notify NOVARTIS immediately upon receiving a notification from a Regulatory Authority that it intends to conduct an audit and shall not submit any response to a Regulatory Authority following such audit without first consulting with NOVARTIS. Failure to comply with this Clause 8.7 shall constitute a material breach of this Agreement.

8.8 Corrective and Preventative Action Plans. Where any inspection by a Regulatory Authority results in findings, which are required to be remedied by CBMG China, NOVARTIS China reserves the right to provide CBMG China with a CAPA plan and have [***] NOVARTIS employees, paid for by CBMG China, located on a full time basis at the Facility in order to ensure that the proposed remediation plan is implemented.

9. CHANGES TO PRODUCTS

9.1 Changes to the Product (including the Materials), the Manufacturing or the Facility may only be made in accordance with the Quality Agreement.

9.2 CBMG China shall solely bear all actual and related costs resulting from:

(a) changes requested by CBMG China (on its own or on behalf of any Approved Subcontractor), which are approved by NOVARTIS in writing; and

(b) changes required under Applicable Standards or requested or required by the Regulatory Authorities relating to the Facility and to the Manufacture of pharmaceutical products, and all changes related to the establishment, maintenance and improvement of cGxP and/or other Applicable Standards; and

(c) changes in suppliers of the Materials (including the Critical Materials and the Starting Materials but excluding the Toll Materials and the Leukaphersis Materials).

9.3 NOVARTIS China shall solely bear all actual and related costs resulting from:

(a) changes requested by NOVARTIS; and

(b) changes requested or required by the Regulatory Authorities relating to the marketing of the Product (other than listed under Clause 9.2(c)); and

(c) changes in the text of prescribing information and labeling. CBMG China shall be notified of all changes specific to packaging or labeling sufficiently in advance of implementation to allow time for process documentation change control.

10. EQUIPMENT

10.1 The Parties agree that CBMG China will purchase for its own account, for use at the Facility exclusively in the Manufacture of the Product, both (i) certain equipment and tooling listed in ANNEX 9 to this Agreement, as updated from time to time when agreed between the Parties in writing, which is both (a) specifically required in order to Manufacture the Product; and (b) could not reasonably be expected to be able to be re-deployed by CBMG (the “Product-Specific Equipment”) and (ii) all necessary equipment and tooling other than the Product Specific Equipment (the “General Equipment”) (together with the Product Specific Equipment, the "Equipment"). Purchases of Equipment are subject to the following conditions:

(i) any such purchases shall be made on CBMG China's own behalf and not as an agent for NOVARTIS China, CBMG China will be responsible for (without limitation) the ordering, delivery, installation, modification, maintenance, repair, qualification and activation of all such Equipment in accordance with cGxP and Applicable Laws and shall maintain such Equipment as its unencumbered property. Except in instances where the Equipment may be leased, CBMG China shall ensure that full ownership and the title in the Equipment passes from the Third Party supplier to CBMG China at the latest upon payment in full of the price of such Equipment to the Third Party supplier.

(ii) CBMG China shall purchase such Equipment and tooling from Approved Suppliers and according to Specifications approved by NOVARTIS China and shall insure the Equipment to the same extent as CBMG China insures other, comparable equipment owned by CBMG China or its Affiliates.

(iii) CBMG China shall ensure that has sufficient Equipment available at the Facility to ensure that it can comply with the Minimum Available Capacity commitments as set out in Clause 4. NOVARTIS China shall provide reasonable assistance to CBMG China in its assessment of the quantity of such Equipment required in order to meet the Minimum Available Capacity requirements.

10.2 Equipment Installation and Maintenance. CBMG China shall be responsible for installing, insuring and maintaining at all times in good condition, all Equipment at the Facility, including the Product-Specific Equipment and in accordance with the Quality Agreement and HSE Requirements (as defined below) and for performing its obligations in accordance with the terms of this Agreement. NOVARTIS China and CBMG China agree that from time to time, Equipment maintenance will be necessary. CBMG China agrees and undertakes to give NOVARTIS China [***] advance written notice of scheduled Equipment maintenance and undertakes that such maintenance will not continue for more than [***].

10.3 Without prejudice to its other obligations under this Agreement, CBMG China shall comply with the HSE Requirements in all matters relating to the performance of this Clause 10. Failure to comply with the HSE Requirements shall constitute a material breach of this Agreement.

11. EXCHANGE OF INFORMATION

Without prejudice to NOVARTIS’ rights to information set forth in the Quality Agreement, the Parties shall continually exchange information and experiences in all matters pertaining to the Manufacturing of the Product and Quality Assurance and shall inform each other promptly in writing regarding all matters which could jeopardize the Manufacturing of the Product whether for scientific, legal, regulatory or other reasons.

12. DEFECTIVE PRODUCT

12.1 Right of Rejection. Within the timeframes mentioned in this Clause 12.1, NOVARTIS China shall have, at its sole discretion, the right to reject any Defective Product. For the avoidance of doubt, it is expressly agreed that any acknowledgement of receipt of Product by NOVARTIS China in accordance with Clause 12.2 of this Agreement shall not constitute any acceptance of Product as free of Defects or any waiver of any rights by NOVARTIS China.

12.2 Notification. NOVARTIS China shall notify CBMG China of any claims of Defective Product within the following timelines:

(i) For Apparent Defects, NOVARTIS China shall have the right to place a Defective Product claim under this Clause 12 provided that such claim is made in writing to CBMG China within [***] following receipt of the Defective Product by NOVARTIS China at the NOVARTIS China warehouse; and

(ii) For Latent Defects of which it becomes aware, NOVARTIS China shall have the right to place a Defective Product claim under this Clause 12 provided that such claim is made in writing to CBMG China within [***] following discovery of the Defect.

12.3 Handling of Defective Product. Without any prejudice to any other rights or remedies available to NOVARTIS under this Agreement, in the event that NOVARTIS China notifies CBMG China of any Defect in accordance with this Clause 12.3, CBMG China shall, in accordance with NOVARTIS China’s direction promptly (and in no event any later than [***]), deliver PP2/PP3 Product (as set forth in Clause 6.10 of this Agreement) to replace the Defective Product at no additional charge to NOVARTIS China (even if NOVARTIS' notice to CBMG China is untimely pursuant to Clause 12.2). NOVARTIS understands that where Product Delivered to NOVARTIS China is Defective, PP2/PP3 Product may also be Defective, however NOVARTIS China reserves its right to request Delivery of the PP2/PP3 Product regardless. Additionally, if such Defect is solely due to a willful misconduct or a fault of CBMG China, CBMG China also shall:

(i) where PP2/PP3 Product is not available or also constitutes Defective Product, at NOVARTIS China’s sole discretion and direction either (i) promptly (and in no event any later than within [***]) replace any Defective Product with conforming Product (to the extent sufficient Toll Materials are in CBMG China's possession or can be resupplied by NOVARTIS Parent) at no additional cost to NOVARTIS China; or (ii) refund to NOVARTIS China the Product Price paid for such Defective Product if already paid by NOVARTIS China or issue a credit note where not already paid; and

(ii) bear any costs, expenses, fees associated with the transportation, testing and disposal (as applicable) of any rejected Defective Product ; and

(iii) bear any actual, out-of-pocket costs, expenses, fees, penalties or other damages incurred by NOVARTIS China under Third Party customer agreements as a result of a Delivery Failure due to Defective Product (if any).

12.4 Further, and without prejudice to NOVARTIS China’s other rights hereunder, CBMG China shall promptly instruct NOVARTIS China to either send back to CBMG China or dispose of any Defective Product, at CBMG China's discretion. Any remedial action taken by CBMG shall comply with the Quality Agreement and CBMG China shall not rework or reprocess any rejected Defective Product, unless expressly authorized in writing to do so by NOVARTIS China.

12.5 Defective Product caused by NOVARTIS. If any Defective Product is determined to be Defective (i) as a result of the supply by NOVARTIS of Defective or Deviated Toll Materials (as applicable); (ii) where Leukapheresis Materials fail to grow despite CBMG’s adherence to the Specifications and compliance with the Quality Agreement, including any such failure due to the quality of the patient blood; or (iii) after Delivery of Product to NOVARTIS China, as a result of the actions, inactions or breach of NOVARTIS China, its Affiliates or its subcontractors, CBMG China shall not bear any cost thereof, but NOVARTIS China shall pay the Product Price for such Defective Product supplied by CBMG China. Where requested by NOVARTIS China, CBMG China shall promptly (and in no event later than within [***]) deliver PP2/PP3 Product (as set forth in Clause 6.10 of this Agreement) to replace the Defective Product. In the event that NOVARTIS China requires the Product to be Manufactured again, CBMG China agrees to Manufacture replacement Product in accordance with timelines agreed by the Parties in accordance with Clause 6.8 above.

12.6 Product which is out of Specification but not Defective. In the event that any Batch of Product is Manufactured by CBMG China in accordance with this Agreement but does not comply with the Specifications, NOVARTIS China may elect to receive Delivery of the Product regardless. Provided that CBMG China has notified NOVARTIS China of such out of Specification Product no later than [***] after the Requested Delivery Date, Clause 6.14 shall be dis-applied pending confirmation in writing from NOVARTIS China of whether or not CBMG China should Deliver the Product. Where NOVARTIS China elects to receive Delivery pursuant to this Clause 12.6, such Delivery shall not be considered to be Defective Product. CBMG China shall Deliver any such Product to NOVARTIS China and NOVARTIS China shall pay to CBMG China the Product Price in respect of such Product. Where NOVARTIS China elects not to receive Delivery of the Product, such Product shall be considered Defective Product. Where CBMG China does not agree that such Product constitutes Defective Product then the mechanism in Clause 24.3 shall apply.

12.7 Repeated Delivery of Defective Product. Delivery of Defective Product (other than pursuant to Clause 12.5 above) on more than [***] in any consecutive [***] period shall constitute a material breach of this Agreement.

12.8 Dispute Resolution for Defective Product issues. Clause 24.3 shall apply if an unresolved dispute exists as to the existence and/or root cause of any Defective Product. For the avoidance of doubt, the Parties agree that during any such unresolved dispute, CBMG China shall, irrespective of the final allocation of the cost for the replacement of such Defective Product, Deliver any replacement requested by NOVARTIS China free of charge in accordance with Clause 12.3 and in the event that the Product(s) in question are found not to be Defective or to be Defective Product caused by NOVARTIS as specified in Clause 12.4, NOVARTIS China shall reimburse CBMG China for such replacement Product.

13. SUPPLIER RELATIONSHIP MANAGEMENT

13.1 KPIs Scoring and Reporting. NOVARTIS wishes to create additional transparency regarding CBMG China’s performance and for that purpose, NOVARTIS has defined a standardized KPI scoring mechanism as set out in Annex 10, Part B against which CBMG China agrees to be measured. Such KPI scoring mechanism shall be updated upon mutual agreement of the Parties from time to time and in such case Annex 10, Part B shall be updated accordingly.

13.2 KPI Reporting. NOVARTIS shall provide CBMG China with a report regarding CBMG China’s performance in relation to the KPIs on a quarterly basis which also includes feedback regarding CBMG China’s performance. Such report shall be subject to the confidentiality provisions set out in this Agreement, provided, however, that NOVARTIS shall have the right to use such information in aggregate and anonymized form to enable NOVARTIS to compare CBMG China with other suppliers in its supplier base. Once per Calendar Year, the Parties will meet to perform the Annual KPI Compliance Review.

13.3 KPI Commitments. CBMG China shall achieve the Supplier Delivery Performance (“SDP”) KPIs as set forth in ANNEX 10, Part B. Any underachievement of the average Supplier Delivery Performance for a period of a Calendar Year shall reduce the Product Price in accordance with Clause 7.5. Unless expressly stated otherwise in this Agreement, any failure to meet any critical KPIs (as defined in ANNEX 10, Part A) for a period of [***] will be construed as material breach of this Agreement by CBMG China.

13.4 Relationship Management. The Parties shall establish a Joint Supply Team and procedure as set forth in ANNEX 4.

14. RESPONSIBLE PROCUREMENT/ NOVARTIS SUPPLIER CODE

14.1 NOVARTIS promotes the societal and environmental values of the United Nations Global Compact to its external suppliers and uses its influence where possible to encourage their adoption. CBMG China shall:

(i) familiarize itself with the requirements of the Novartis Supplier Code which can be viewed and downloaded from (https://www.novartis.com/sites/www.novartis.com/files/novartis-Supplier-code-en-2017.pdf)

(ii) provide information on request to NOVARTIS concerning labor, health and safety, environment, animal welfare, anti-bribery and fair competition, and data protection and privacy practices, in the form requested by NOVARTIS from time to time;

(iii) use best efforts to rectify identified non-compliances with the Novartis Supplier Code and report remediation progress to NOVARTIS on request including any non-compliance identified pursuant to an audit conducted; and

(iv) permit NOVARTIS and/or its Affiliates to conduct audits from time to time to assess compliance with the Novartis Supplier Code.

14.2 CBMG China acknowledges and agrees that the Novartis Supplier Code forms an integral part of this Agreement and understands that failure to adhere to these standards and/or obstructing or refusing NOVARTIS China’s audit rights as stated in the Novartis Supplier Code shall constitute a material breach of this Agreement and entitle NOVARTIS to immediately terminate this Agreement by written notice.

15. HSE, RISK MANAGEMENT AND BUSINESS CONTINUITY

15.1 Hazards and Waste. NOVARTIS China shall inform CBMG China of any actual or potential health and/or environmental hazards / biohazards known to it and related to the Toll Materials, Product and Manufacturing process (“Hazards”) and promptly communicate to CBMG China any updated information about such health or environmental Hazards that come to its attention. Each Party shall promptly notify the other of any information that comes to its attention concerning the safety of the Product, including without limitation any threatened or pending action by any Regulatory Authority.

15.2 HSE Requirements. CBMG China shall fully comply (and shall cause its Approved Subcontractors and Suppliers to fully comply) with the HSE requirements set forth in this Agreement including without limitation (i) any Applicable Standards relating to HSE protection (including REACH (Regulation (EC) No. 1907/2006)); (ii) any terms of the Quality Agreement relating to HSE; and (iii) ANNEX 6 (collectively, the “HSE Requirements”). Failure to comply with the HSE Requirements will constitute a material breach of this Agreement.

15.3 HSE Audits. As further set out in ANNEX 6 and at no additional cost to NOVARTIS, CBMG China shall (and shall cause its Affiliates, Approved Subcontractors and Suppliers to) permit NOVARTIS China, its Affiliates or its designated representatives to audit any facilities (including the Facility) used by CBMG China, its Affiliates, its Approved Subcontractors and/or its Suppliers in order to verify compliance with the HSE Requirements under this Agreement.

15.4 Risk Management. In order to ensure continuity of supply and in connection with diligent Risk Management practices, within [***], CBMG China will develop, implement and keep current a Risk Management program including a Business Continuity Management of which a Business Continuity Plan is a key element and output. The Business Continuity Plan shall detail strategies for responses to and recovery from a range of potential disruptive incidents. Upon NOVARTIS’ request, CBMG China will promptly make such Business Continuity Plan available to NOVARTIS, its Affiliates or their designated representatives for review. Such Business Continuity Plan shall, at a minimum, identify available alternative facilities, infrastructure and adequate inventories, and shall provide for security and protective measures necessary to ensure minimal impact of the range of potential disruptive events on NOVARTIS. The Business Continuity Plan does not relieve CBMG China from any liability under this Agreement. Once per Calendar Year (or at any other frequency as NOVARTIS reasonably deem to be appropriate), CBMG China will conduct a test and evaluation of the Business Continuity Plan which, upon NOVARTIS’ request, may be witnessed by NOVARTIS representatives to ensure systemic and process responsiveness of CBMG China. The Parties agree that any issues arising from the Risk Management and Business Continuity Management will be promptly communicated to the other Party. In no event shall CBMG China increase the Product Price as a result of the development, existence or implementation of the Business Continuity Plan.

For purposes of this Clause 15.4:

(i) “Risk Management” means the identification, assessment, and prioritization of risks (as defined in ISO 31000) followed by coordinated application of resources to minimize, monitor, and control the probability and/or impact of undesired incidents or to maximize the realization of opportunities;

(ii) “Business Continuity Management” means the holistic management process which identifies potential threats to an organization and the impacts to business operations those threats, if realized, might cause and which provides a framework for building organizational resilience with the capability of an effective response that safeguards the interests of its key stakeholders, reputation, brand and value-creating activities.

(iii) “Business Continuity Plan” means a plan clearly defining and documenting a set of measures designed to (i) allow a quick response to a disruptive incident so that the key business processes are restored to a minimum required operational level and (ii) recover the key business processes in a defined time frame; such plan shall cover all key personnel, resources, services and actions which are required to manage the Business Continuity Management process.

16. PRODUCT RECALLS, RETURNS AND PHARMACOVIGILANCE

16.1 Recalls. Upon discovery that a Product should be recalled or corrected, or may be required to be recalled or corrected, the discovering Party shall give prompt notice to the QA contact of the other Party, all subject to the terms of the Quality Agreement. The decision to initiate a recall or to take some other corrective action, if any, shall be made and implemented by NOVARTIS China. The recall procedure is set forth in the Quality Agreement.

16.2 NOVARTIS Complaints and Returns. CBMG China shall fully comply with the provisions of the Quality Agreement relating to NOVARTIS complaints and NOVARTIS returns. NOVARTIS or its Affiliates shall have full responsibility for handling such NOVARTIS complaints and returns. CBMG China shall provide NOVARTIS with such assistance as required under the terms of the Quality Agreement.

17. INTELLECTUAL PROPERTY

17.1 Background IP. As between the Parties, NOVARTIS Parent shall own all right, title and interest in and to the Novartis Background Intellectual Property and CBMG shall own all right, title and interest in and to the CBMG Background Intellectual Property, subject to the rights and licenses granted pursuant to the terms of the License Agreement. Except as expressly stated herein, nothing in this Agreement shall constitute or grant any implied license or ownership in proprietary rights or permission to file any patent, copyright or any other intellectual property rights to either Party under the other Party’s Background Intellectual Property.

17.2 Collaboration Technology.

(a) Novartis Collaboration Technology. As between the Parties, Novartis Collaboration Technology shall be the exclusive property of NOVARTIS Parent. CBMG shall have a worldwide, perpetual, non-exclusive, royalty-free, fully paid-up license under such Novartis Background Intellectual Property, solely for the purpose of the Manufacture of the Product for NOVARTIS China under this Agreement.

(b) CBMG Collaboration Technology. As between the Parties, CBMG Collaboration Technology shall be the exclusive property of CBMG, subject to any license granted thereunder pursuant to the License Agreement.

(c) Joint Collaboration Technology. As between the Parties, each Party shall own an equal, undivided one-half (1/2) interest in any and all Joint Collaboration Technology, subject to any licenses granted thereunder pursuant to the License Agreement.

17.3 Assignment. Each Party shall and hereby does assign to the other Party (or its Affiliate, to the extent required under the License Agreement) any right, title, and interest it may have in or to any Collaboration Technology, and agrees to execute such documents and take such other actions reasonably requested by the other Party to the extent necessary to give effect to the ownership allocation set forth in Clause 17.2.

17.4 Inventorship. All determinations of inventorship under this Agreement shall be made in accordance with Section 11.1(b) of the License Agreement.

17.5 Protection of Intellectual Property. The prosecution & maintenance (Section 11.2 of the License Agreement), enforcement (Section 11.3 of the License Agreement), defense (Section 11.4 of the License Agreement) and recovery (Section 11.5 of the License Agreement) of any Novartis Background Intellectual Property or CBMG Background Intellectual Property shall be managed in accordance with the provisions of Section 11.2 to 11.5 of the License Agreement.

17.6 Notification by CBMG. CBMG shall promptly disclose in writing and make available to NOVARTIS Parent and NOVARTIS China in electronic form, and shall cause its Approved Subcontractors to disclose in writing and make available to NOVARTIS Parent and NOVARTIS China (directly or through CBMG) in electronic form, all material results, inventions and improvements (whether patentable or not) which are invented, discovered, generated or derived under this Agreement, to the extent comprising CBMG Know-How.

17.7 Data Protection

(i) The Parties expect that performance of this Agreement may include the processing of personal data, meaning information (as defined by local rules and regulations), in any form (including electronic and paper-based files), relating to an identified or identifiable person.  To the extent the Agreement will include the processing of personal data falling within the scope of Data Protection Laws, Novartis Personal Data Protection Requirements and Information Security Requirements, as more particularly detailed ANNEX 5 of this Agreement, shall apply.

(ii) CBMG and its Affiliates represent and warrant that they have complied with each relevant requirement of all applicable Data Protection Laws.

(iii) CBMG confirms that neither it nor any of its Affiliates has received a notice or allegation from a Governmental Entity or any other Person: (A) alleging noncompliance with any Data Protection Laws; (B) requiring it to change, cease using, block, or delete any personal data; (C) prohibiting the transfer of personal data to any place; or (D) requiring it to take any other type of action with respect to the collection, use, transfer, or deletion of personal information.

(iv) CBMG and its Affiliates have obtained each necessary consent from data subjects and has complied with each necessary condition to permit it to process or use all relevant personal information in connection with their respective businesses and, where appropriate, any relevant purpose for which it would be necessary for NOVARTIS to use such personal information in accordance with this Agreement.

(v) CBMG shall (and shall cause its Affiliates, Approved Subcontractors and Approved Suppliers involved in the performance of services in the scope of this Agreement to) permit a mutually-designated independent Representatives, to audit the Facility used by CBMG, its Affiliates, its Approved Subcontractors and/or its Approved Suppliers once a year, during the term of this Agreement, during normal business hours and upon reasonable notice to CBMG, in the scope of this Agreement in order to ensure (i) compliance with all Applicable Data Protection Laws and (ii) CBMG has in place appropriate technical and organizational measures to ensure a level of security for the Personal Data related to this Agreement which is appropriate to the risks to individuals that may result from the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to the Personal Data related to this Agreement.

18. INDEMNIFICATION

18.1 CBMG Indemnification. CBMG shall defend, indemnify and hold NOVARTIS, its Affiliates and sub-licensees and their respective officers, directors and employees (the “NOVARTIS Indemnitees”) harmless against any and all Losses incurred by or imposed upon the NOVARTIS Indemnitees or any of them in connection with any Claim, in each case to the extent arising out of or resulting from: (i) the Manufacture of the Product; (ii) any material breach of this Agreement by CBMG; (iii) any Defect in the Product; (iv) any gross negligence or willful misconduct of CBMG in connection with this Agreement; (v) any patent infringement or infringement of any other Intellectual Property with respect to CBMG’s Manufacture of the Product or CBMG’s Manufacturing processes; or (vi) any breach of the CBMG warranty, provided, however, that CBMG shall not be obliged to so indemnify and hold harmless the NOVARTIS Indemnitees for any Claims to the extent that such Claims arise from the material breach, gross negligence, or willful misconduct of NOVARTIS or any NOVARTIS Indemnitee. CBMG Parent and CBMG China shall be jointly and severally liable for any Claims arising under this Clause 18.

18.2 Indemnification Procedure.

(i) For the avoidance of doubt, all indemnification claims in respect of a NOVARTIS Indemnitee shall be made solely by NOVARTIS.

(ii) NOVARTIS shall notify CBMG in writing reasonably promptly after the assertion against CBMG or any of its Affiliates of any Claim or fact in respect of which NOVARTIS intends to base a claim for indemnification hereunder (an “Indemnification Claim Notice”); provided, that the failure or delay to so notify CBMG shall not relieve CBMG of any obligation or liability that it may have to NOVARTIS, except to the extent that CBMG demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of CBMG, NOVARTIS shall furnish promptly to CBMG copies of all correspondence, communications, and official documents (including court documents) received or sent in respect of such Claim.

(iii) Subject to Clauses 18.2 (iv) and 18.2(v), CBMG shall have the right, upon written notice given to NOVARTIS within [***] after receipt of the Indemnification Claim Notice and only with NOVARTIS’ prior written consent, to assume the defense and handling of such Claim, at the CBMG’s sole expense, in which case Clause 18.2(iv) shall govern. The assumption of the defense of a Claim by CBMG shall not be construed as acknowledgement that CBMG is liable to indemnify NOVARTIS with respect to the Claim, nor shall it constitute a waiver by CBMG of any defenses it may assert against any NOVARTIS’ claim for indemnification. In the event that it is ultimately decided that CBMG is not obligated to indemnify or hold NOVARTIS harmless from and against the Claim, NOVARTIS shall reimburse CBMG for any and all reasonable documented costs and expenses (including reasonable attorneys’ fees and costs of suit) and any losses incurred by CBMG in its defense of the Claim. If CBMG does not give written notice to NOVARTIS, within [***] after receipt of the Indemnification Claim Notice, of CBMG’s election to assume the defense and handling of such Claim or NOVARTIS does not provide such prior written consent, Clause 18.2(v) shall govern.

(iv)  Upon assumption of the defense of a Claim by CBMG with NOVARTIS’ prior written consent: (i) CBMG shall have the right to and shall assume sole control and responsibility for defending and handling the Claim; (ii) CBMG may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by CBMG ; (iii) CBMG shall keep NOVARTIS informed of the status of such Claim; and (iv) CBMG shall have the right to settle such Claim on any terms CBMG chooses; provided, however, that it shall not, without the prior written consent of NOVARTIS (such consent not to be unreasonably withheld, conditioned, or delayed), agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the NOVARTIS Indemnitees for which NOVARTIS is not entitled to indemnification under this Agreement or which admits any wrongdoing or responsibility for the Claim on behalf of NOVARTIS. NOVARTIS shall cooperate with CBMG and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, NOVARTIS shall furnish such records, information, and testimony, provide witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by CBMG to, and reasonable retention by NOVARTIS of, records and information that are reasonably relevant to such Claim, and making NOVARTIS, the NOVARTIS Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(v) If CBMG does not assume the defense of NOVARTIS Claim in accordance with Clause 18.2(iii), NOVARTIS may, at CBMG’s expense, select counsel reasonably acceptable to CBMG in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, NOVARTIS shall keep CBMG reasonably informed of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. If NOVARTIS defends or handles such Claim, CBMG shall cooperate with NOVARTIS, at CBMG’s request but at no expense to NOVARTIS, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

19. INSURANCE

19.1 CBMG China represents and warrants that it has appropriate and adequate insurance or self-insurance in the amounts sufficient to cover its obligations under this Agreement, which in any case shall not be less than USD [***] or its equivalent in RMB. All such insurance shall be subject to deductibles and limits comparable to commercial standards prevailing at the time of any claims or damages. CBMG China shall provide copies of its insurance certificates, including any renewals, to NOVARTIS China. In case of cancellation or any material change to its insurance policies, CBMG shall provide at least [***] prior written notice to NOVARTIS China.

20. CONFIDENTIALITY

20.1 Duty of Confidence. Subject to the other provisions of this Clause 20, all Confidential Information disclosed by a Party or its Affiliates under this Agreement shall be maintained in confidence and otherwise safeguarded by the recipient Party and, as the Party shall cause, its Affiliates. The recipient Party may only use such Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Clause 20, the recipient Party and its Affiliates shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as the recipient Party maintains its own confidential information, but in any event with no less than reasonable protections which are customary in the biopharmaceutical industry. Subject to the other provisions of this Clause 20 and Clause 23, a recipient Party may only disclose Confidential Information of the other Party to its Affiliates and licensees or sub-licensees and their respective employees, directors, agents, contractors, consultants, and advisers, in each case, solely to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement and, in the case of NOVARTIS, in connection with the Manufacture of the Product outside the Territory; provided, that any such Persons is bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

20.2 Subject to Clause 20.3, CBMG shall maintain in confidence and otherwise safeguard the Novartis Know-How to the extent such Novartis Know-How is of a confidential and proprietary nature.

20.3 Exceptions. The obligations under this Clause 20 shall not apply to any information to the extent that such information:

(i) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(ii) was known to, or was otherwise in the possession of, the recipient Party or its Affiliates, as evidenced by written records, prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(iii) is disclosed to the recipient Party or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(iv) is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates to the recipient Party or its Affiliates under this Agreement.

20.4 Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party, unless the combination and its principles are in the public domain or in the possession of the recipient Party.

20.5 Authorized Disclosures.

(i) In addition to disclosures allowed under Clause 20.2, NOVARTIS may disclose CBMG’s or its Affiliates' Confidential Information to the extent such disclosure is necessary in the following instances: (a) to competent authorities in connection with any Registration or other Regulatory Filings for the Product; (b) in connection with prosecuting or defending litigation as permitted by this Agreement; (c) in complying with applicable court orders, governmental regulations (including securities regulations) or requirements of Regulatory Authorities; (d) in connection with the sale of all or substantially all of its business or assets to which this Agreement relates; or (e) to the extent otherwise necessary or appropriate in connection with exercising the rights granted to it hereunder.

(ii) In addition, NOVARTIS or its Affiliates or sublicensees may disclose CBMG’s or CBMG’s Affiliates' Confidential Information to Third Parties as may be necessary or useful in connection with the Manufacture of the Product as contemplated by this Agreement, including in connection with subcontracting transactions.

(iii) In the event the recipient Party is required to disclose Confidential Information of the disclosing Party pursuant to Applicable Law or in connection with bona fide legal process, including disclosures of the type contemplated by Clause 20.5(i)(d), such disclosure shall not be deemed a breach of this Agreement; provided, that the recipient Party: (i) informs the disclosing Party as soon as reasonably practicable following it becoming aware of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party's request and expense, assists in attempting to object to or limit the required disclosure.

20.6 Terms of this Agreement. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without first obtaining, in each case, the prior written consent of the other Party, except that either Party may disclose this Agreement to its Affiliates, licensors, licensees, or sub-licensees and their respective employees, directors, agents, contractors, consultants, and advisers, or as otherwise permitted for a disclosure of Confidential Information in this Clause 20.

20.7 Use of Names. Neither Party shall use the name, symbol, trademark, trade name, or logo of the other Party or its Affiliates in any press release, publication, or other form of public disclosure without first obtaining, in each case, the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed), except for those disclosures for which consent has already been obtained.

20.8 Trade Secrets. Either Party may, from time to time, identify and designate items of Know-How disclosed hereunder by or on behalf of such Party as being a trade secret by: (i) if such Know-How is disclosed in writing or other tangible form, marking such Know-How as "Trade Secret" or similar manner to expressly designate it as a trade secret; or (ii) if such Know-How is disclosed in any other manner, by expressly indicating that such Know-How is a trade secret at the time of initial disclosure and promptly thereafter providing the other Party a written description of such Know-How that is marked in a manner to expressly identify such Know-How and indicate it is a trade secret (such Know-How so identified and designated as a trade secret, collectively, in the case of CBMG, "CBMG Trade Secrets" and, in the case of NOVARTIS, "Novartis Trade Secrets").

(i) NOVARTIS shall have the right to use and disclose CBMG Trade Secrets and CBMG shall have the right to use and disclose Novartis Trade Secrets, in each case, solely to the extent permitted under this Agreement or the License Agreement; provided, however, that: (i) any such use or disclosure shall be limited to CBMG or NOVARTIS's Affiliates and licensees, sublicensees, and Third Parties with whom NOVARTIS or CBMG, as applicable, has a bona fide contractual relationship and their respective employees, directors, agents, contractors, consultants, and advisors, in each case, solely to the extent such Person is bound by written obligations of confidentiality (including of non-use and non-disclosure) as protective of such CBMG Trade Secrets or Novartis Trade Secrets, as applicable, as those set forth in this Agreement; and (ii) NOVARTIS may use and disclose CBMG Trade Secrets and CBMG may use and disclose Novartis Trade Secrets, in each case, in accordance with Clauses 20.3 and 20.5. NOVARTIS shall not use or disclose any CBMG Trade Secrets for any other purpose, or otherwise authorize the same. CBMG shall not use or disclose any Novartis Trade Secrets for any other purpose, or otherwise authorize the same.

(ii) Without limiting the foregoing, NOVARTIS and CBMG shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the CBMG Trade Secrets and Novartis Trade Secrets, as applicable, including by taking at least those measures that it employs to protect its own trade secrets.

(iii) Neither CBMG nor any of its Affiliates shall be obligated under this Agreement to disclose or transfer to Novartis or its Affiliates any trade secret of CBMG or its Affiliates, except as expressly provided under this Agreement. Neither NOVARTIS nor any of its Affiliates shall be obligated under this Agreement to disclose or transfer to CBMG or its Affiliates any trade secret of NOVARTIS or its Affiliates, except as expressly provided under this Agreement.

(iv) For clarity: (i) CBMG Trade Secrets shall constitute Confidential Information of CBMG; and (ii) Novartis Trade Secrets shall constitute Confidential Information of NOVARTIS. In the event of a conflict or inconsistency between this Clause 20.8 and any other provision of Clause 20 or Clause 17.1, such other provision of Clause 20 or Clause 17.1 will control.

20.9 Press Releases and Publicity Related to this Agreement. CBMG agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms of this Agreement, or any information relating to this Agreement without first obtaining, in each case, the prior written consent of NOVARTIS, exercisable in its sole discretion. CBMG shall provide NOVARTIS with any such proposed press release or other public statement no less than [***] prior to the date on which CBMG proposes to issue (subject to obtaining Novartis's prior written consent) such press release or other public statement.

20.10 Survival. The obligations of confidentiality and non-use contained in this Clause 20 shall survive the duration of this Agreement for a period of ten (10) years.

20.11 Return of Confidential Information. Upon termination or expiration of this Agreement for any reason, the receiving party will promptly return to the disclosing party all Confidential Information received from the disclosing party in connection with this Agreement, including all copies made, except for one copy as may be necessary to be retained for the purpose of regulatory compliance. Further, nothing in this Clause 20 shall require the receiving Party to delete or otherwise destroy any copies of the disclosing party’s Confidential Information that is stored in electronic form in back-up archives of its information technology systems that are not accessible to its employees in the ordinary course of business.

21. TERM AND TERMINATION FOR CONVENIENCE

21.1 Effective Date. This Agreement shall come into force on the Effective Date.

21.2 Term. This Agreement shall have an initial fixed term of [***] from the 25th September 2018 (the “Initial Term”). Thereafter, unless terminated in accordance with Clause 22, it shall renew automatically for successive periods of two (2) years (“Renewal Term”) unless terminated by NOVARTIS by written notice to CBMG at least Ninety (90) days prior to such automatic renewal. The Initial Term and any Renewal Term(s) are collectively referred to as the “Term”.

22. EXTRAORDINARY TERMINATION

22.1 Without prejudice to any grounds for extraordinary termination available to a Party under Applicable Law, the Parties agree that this Agreement may be terminated in accordance with the terms set forth in this Clause 22.

22.2 Termination due to material breach. If either Party is in material breach of any material obligation under this Agreement, the non-breaching Party may provide written notice to the breaching Party specifying the claimed particulars of such material breach, and in the event such material breach is capable of being cured but is not cured within [***] after the receipt by the breaching Party of such notice, then subject to Clause 24.2(vi), the non-breaching Party shall have the right to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such [***] period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the non-breaching Party shall grant the breaching Party such additional period as is reasonable under the circumstances to cure such breach. For clarity, in the event that a material breach is not capable of being cured, then the non-breaching Party shall have the right to terminate this Agreement immediately by giving written notice to the breaching Party to such effect.

22.3 Termination due to Insolvency. Termination for Insolvency. Either Party may terminate this Agreement upon written notice if an Insolvency Event occurs in relation to the other Party. If a Party becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement. NOVARTIS may terminate this Agreement in the event CBMG rejects this Agreement under Section 365 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.

22.4 Termination due to termination or expiry of License Agreement. NOVARTIS may terminate this Agreement with immediate effect in the event that NOVARTIS executes a termination right under the License Agreement or the License Agreement expires.

22.5 Termination due to Regulatory Authority. NOVARTIS may terminate this Agreement immediately (in whole or in part) if any Regulatory Authority takes any action, or raises any objection, that prevents NOVARTIS China selling the Product or CBMG China from Manufacturing the Product. Additionally, NOVARTIS shall have the right to terminate this Agreement immediately (in whole or in part) if the Product cannot be reasonably Commercialized for medical, scientific or legal reasons.

22.6 Termination due to Divestment. NOVARTIS may unilaterally terminate this Agreement immediately where NOVARTIS sells, assigns, transfers, conveys, licenses or otherwise divests to a Third Party any material right in and to the Product in the Territory.

22.7 Termination due to Change of Control. NOVARTIS may terminate this Agreement upon [***] prior written notice upon a Change of Control of CBMG’s or any Affiliate’s entry into a definitive agreement providing for a transaction or series of transactions that would constitute a Change of Control of CBMG Parent or CBMG China (or both); provided, that, at the applicable time, the Acquirer: (a) is researching, developing, manufacturing, or commercializing any cell therapy or gene therapy product, service, or technology that NOVARTIS determines competes with any cell therapy or gene therapy product, service, or technology of NOVARTIS Parent or any of its Affiliates; or (b) has not been, during the [***] immediately preceding such time, in full compliance with all Regulatory Requirements and NOVARTIS internal regulatory and compliance standards; or (c) is researching, developing, manufacturing, or commercializing a Competing Product; or (d) recorded greater than [***] in worldwide net sales during the prior [***] period (in each case, (a) through (d), as determined in NOVARTIS sole discretion).

22.8 Termination by NOVARTIS for Quality Audit Failure. NOVARTIS may terminate this Agreement effective immediately if: (a) NOVARTIS reasonably believes (as a result of a condition which it observes during a Quality Audit or otherwise) that CBMG may not be in compliance with cGMP, NOVARTIS's quality requirements, or Applicable Law; and (b) CBMG fails to successfully implement the CAPAs, as determined in NOVARTIS's sole discretion, within [***] following the Parties' agreement on such CAPAs in accordance with Clause 8.4.

22.9 Termination due to Non-Compliance with the Novartis Supplier Code. NOVARTIS may terminate this Agreement with immediate effect by written notice if CBMG China fails to comply with Applicable Standards relating to Novartis Supplier Code.

22.10 Termination due to the failure to establish and agree upon the Business Continuity Plan. NOVARTIS may terminate this Agreement upon the failure of the Parties to establish and agree upon the Business Continuity Plan within [***] following the execution of this MSA, as detailed in Clause 15.4.

22.11 Compensation for Termination. Subject to Clause 23 below, upon NOVARTIS’ termination, CBMG shall not be entitled to any compensation, damages or other payment whatsoever, whether in respect of goodwill, loss of profit or otherwise.

23. EFFECTS OF TERMINATION OR EXPIRATION

23.1 Termination for Convenience. Upon termination of this Agreement (in whole) by NOVARTIS in accordance with Clause 22, CBMG China shall complete the Manufacture of any semi-finished Product pursuant to an existing Product Order in accordance with this Agreement and shall supply the same to NOVARTIS China at the Product Price current at the termination date.

23.2 Extraordinary Termination. Upon any termination of this Agreement (in whole) by NOVARTIS in accordance with Clause 22, unless NOVARTIS China and CBMG China otherwise agree, all existing and undelivered Product Orders, other than Confirmed Product Orders and Product Orders which are partially Manufactured per Clause 23.1, shall be deemed to be cancelled. The Parties agree that all Product Orders, including Confirmed Product Orders, shall be cancelled in the event of termination due to Regulatory Authority pursuant to Clause 22.5.

23.3 Return of Novartis Material. Upon expiration or termination of this Agreement for any reason, CBMG China shall return to NOVARTIS Parent any unused Toll Materials provided by NOVARTIS Parent to CBMG China free of charge and in the same condition that it was provided to CBMG China.

23.4 Survival. Except as otherwise expressly provided, termination or expiration of this Agreement will not affect any rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement, nor shall it prejudice any other remedies that the Parties may have under this Agreement. Upon expiration or termination of this Agreement all outstanding unpaid invoices shall become payable immediately in place of the payment terms previously agreed by the Parties.

23.5 Technical Transfer out of the Facility. Where NOVARTIS exercises a right to terminate pursuant to Clause 22.2, Clause 22.3, Clause 22.4, Clause 22.5, Clause 22.7, Clause 22.8, or Clause 22.9 of this Agreement, at NOVARTIS's written request, CBMG shall (and shall cause its Approved Subcontractors to) at CBMG’s cost, transition to NOVARTIS or NOVARTIS Affiliate (or any Third Party designated by NOVARTIS, in NOVARTIS’ absolute discretion) any arrangement with any contractor from which CBMG China or its Affiliates had arranged to obtain supply of the Product or any Materials in accordance with this Agreement. In addition, CBMG China shall support a full technical transfer relating to the Manufacture of the Product and related analytical testing methods (the “Technical Transfer out of the Facility”) to NOVARTIS China, NOVARTIS Parent, an Affiliate of NOVARTIS, or any Third Party designated by NOVARTIS, in NOVARTIS’ absolute discretion.

23.6 Where NOVARTIS exercises a right to terminate pursuant to Clause 22.6, or CBMG executes a right to terminate pursuant to Clause 22.2 or Clause 22.3, CBMG shall (and shall cause its Approved Subcontractors to) at NOVARTIS China’s cost, support the transition to NOVARTIS or an Affiliate of NOVARTIS (or any Third Party designated by NOVARTIS, in NOVARTIS’ absolute discretion) of any arrangement with any contractor from which CBMG China or its Affiliates had arranged to obtain supply of the Product or any Materials in accordance with this Agreement. CBMG China shall also support the Technical Transfer out of the Facility to NOVARTIS (or any Third Party designated by NOVARTIS, in NOVARTIS’ absolute discretion).

23.7 In the event of a Technical Transfer out of the Facility pursuant to either Clause 23.5 or Clause 23.6 above, CBMG shall promptly provide to NOVARTIS China (or NOVARTIS’s designated Third Party) a copy of all data and other Know-How pertaining to the Manufacture of the Product to the extent not previously provided to NOVARTIS, and NOVARTIS shall have the right to use (and authorize the use of) and to disclose all such data and other Know-How following the expiration or termination of this Agreement for purposes of Manufacturing the Product and otherwise exercising its rights under this Agreement which survive termination in accordance with this Clause 23. Further, to the extent CBMG has any remaining obligations under the Technology Transfer Activities, CBMG shall promptly complete such activities in accordance therewith.

23.8 At NOVARTIS request, as part of the Technical Transfer out of the Facility pursuant to either Clause 23.5 or Clause 23.6 of this Agreement, CBMG and its Affiliates shall also implement the transfer of Know-How relating to the Manufacture of the Product and related analytical testing methods from CBMG and/or Approved Subcontractors to NOVARTIS, its Affiliates and/or a designated Third Party. CBMG (or its Affiliates) shall fully cooperate with NOVARTIS (or its Affiliates or designated Third Party) with regard to such transfer and provide all reasonably required and customary assistance to NOVARTIS (or its Affiliates or designated Third Party) to enable NOVARTIS (or its Affiliates or designated Third Party) to complete the Technical Transfer out of the Facility in a timely and effective manner. In particular, CBMG shall:

(i) work together with NOVARTIS and its Affiliates to agree in a written description of the Technical Transfer out of the Facility (including the scope of work for the transfer, the key deliverables and milestones, the timeline for such key deliverables and milestones and the respective responsibilities of the Parties);

(ii) cooperate with NOVARTIS in such Technical Transfer of the Facility to NOVARTIS, its Affiliates, or any Third Party designated by NOVARTIS, including by (i) training or organizing the training of personnel of NOVARTIS, its Affiliates, or any Third Party designated by NOVARTIS for the Manufacture of the Product and the related analytical testing methods; (ii) handing over all documentation necessary and useful for the Manufacture of the Product and the related analytical testing methods; and (iii) granting access to the Facility and appropriately qualified experts of CBMG;

(iii) take all reasonable steps to enable NOVARTIS, its Affiliates, or such Third Party designated by NOVARTIS to effectively take up the Manufacture of the Product; and

(iv) effect such transfer of Manufacture of the Product and of the related analytical testing methods to NOVARTIS, its Affiliates or such Third Party designated by NOVARTIS.

The obligations set out in Clause 23.8 of this Agreement shall survive termination of this Agreement and the License Agreement and shall remain in effect until the Technical Transfer out of the Facility described in this Clause 23.8 is complete. The Technical Transfer out of the Facility shall be deemed to be complete once all relevant Regulatory Approvals for the Manufacture of the Product by NOVARTIS, its Affiliates and/or a designated Third Party have been received.

23.9 Accrued Obligations. Except as otherwise expressly provided herein, the expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period of time prior to such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement prior to such expiration or termination.

23.10 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies at law or in equity will remain available except as agreed to otherwise herein.

23.11 Liability. NOVARTIS Parent and NOVARTIS China shall be jointly and severally liable for their obligations under this Agreement, provided however that NOVARTIS Parent shall not have any liability pursuant to Clause 7. CBMG China and CBMG Parent shall be jointly and severally liable for their obligations under this Agreement. A Party may release its co-obligor from any obligation by notifying such co-obligor that it is so released.

24. GOVERNING LAW AND ARBITRATION

24.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State to the extent that the laws of another jurisdiction would be required thereby. Notwithstanding the foregoing, pursuant to Article 6 of the United Nations Convention on Contracts for the International Sales of Goods (CISG), the parties expressly exclude application of the CISG in its entirety to this Agreement.

24.2 Arbitration.

(i) Any claim, dispute, or controversy of whatever nature arising among the Parties out of or in connection with this Agreement, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment, and hostile working environment), or concerning the interpretation, effect, termination, validity, performance, or breach of this Agreement (each, a “Dispute”), shall be resolved in accordance with this Clause 24.1.

(ii) The Parties shall use good-faith efforts to resolve each Dispute. Notwithstanding the foregoing, any Dispute that a Party in its absolute discretion considers cannot otherwise be resolved shall be referred in writing by such Party to the Senior Officers. The Senior Officers will attempt to resolve any such Dispute within [***] after the referral of the Dispute. If the Senior Officers are unavailable or unable to resolve a Dispute within the [***] period, then the Dispute shall be resolved by final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) (the “Rules”) before a panel of three (3) arbitrators (collectively, the “Arbitrators”) appointed in accordance with the said Rules; provided, however, that the president of the arbitral tribunal shall be appointed by mutual agreement of the co-Arbitrators.

(iii) The seat of arbitration shall be New York, New York, United States of America. The language of arbitration shall be English. The Expedited Procedure Provisions of the Rules shall not apply. The Parties shall make every effort to conduct the arbitration in an expeditious and cost-effective manner, having regard to the complexity and value of the Dispute. The Parties shall aspire to work with the arbitral tribunal to complete the arbitration within [***] after selection of the third (3rd) Arbitrator.

(iv) The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder.

(v) Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the president of the arbitral tribunal and the ICC administrative expenses; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and, if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs, and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the Arbitrators and the ICC administrative expenses.

(vi) In the event that arbitration is commenced pursuant to Clause 24.2 with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to Clause 22.2 shall take effect until the resolution of such arbitration.

24.3 Dispute Resolution through Independent Laboratory. The following shall apply in relation to any unresolved dispute as to the existence and root cause of non-conforming Toll Materials or Defective Product:

(i) either Party may request in writing for such unresolved dispute to be determined by an independent first-class laboratory;

(ii) upon receipt of such request, the Parties shall jointly appoint an independent first-class laboratory [***]. If the choice of laboratory cannot be agreed within the timeframe stated, NOVARTIS shall be solely entitled to appoint the independent laboratory. The independent laboratory shall be bound to the Parties by obligations of confidentiality no less exacting than those applying between the Parties pursuant to this Agreement;

(iii) the independent laboratory shall within [***] of its appointment determine the root cause of the non-conformity or Defect and its findings shall be conclusive and binding upon the Parties; and

(iv) all fees and expenses of the independent laboratory shall be borne solely by the unsuccessful Party.

24.4 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.13. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

25. MISCELLANEOUS

25.1 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be delivered personally or sent electronic transmission, by a nationally-recognized overnight courier service, or by registered or certified mail, postage and fees prepaid, to the intended recipient at such Party’s address shown below (or such other address as may be specified by such Party in a notice given in the manner provided in this Clause 25.1). Such notice or other communication shall be deemed to have been duly given: (a) when delivered, if delivered personally (with written confirmation of receipt); (b) when sent, if sent by electronic mail (if confirmed by reply electronic mail that is not automated); provided, that any electronic mail sent at or after 5:00 p.m. prevailing Eastern Time shall be deemed to be sent at 9:00 a.m. prevailing Eastern Time on the following Business Day; (c) one (1) Business Day after being sent, if sent overnight by a nationally-recognized overnight courier service (with written proof of delivery); or (d) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, with postage and fees prepaid.

If to NOVARTIS CHINA, to:
Beijing Novartis Pharma Co. Ltd.
[***]

If to NOVARTIS PARENT, to:

Novartis Pharma AG
[***]

And with a further copy, in the case of notice to Novartis, to:
Novartis Pharmaceuticals Corporation
[***]

If to CBMG, to:

CBMG China
85 Faladi Road
Building No.3
Pilot Free Trade Zone, Shanghai
China

with copies, in the case of notice to CBMG, to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attention: Sarah Williams, Esq.

25.2 Annexes. All Annexes (and any amendments to such Annexes) and their enclosures form an integral part of this Agreement and are incorporated herein by reference.

25.3 Fees and Expenses. Except as otherwise specified in this Agreement, each of the Parties shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby

25.4 Order of Priority. In the event of any conflict, inconsistency or discrepancy between this Agreement and the License Agreement, or this Agreement and the Annexes or the terms and conditions referenced or incorporated in this Agreement or the Appendices the following order of priority shall apply: (i) the License Agreement (ii) the Quality Agreement (solely in respect of Quality Assurance, quality management and compliance with the Applicable Standards), (iii) this Agreement, (iv) any Annexes, and (v) individual Product Orders.

25.5 Standard Terms. Except as expressly otherwise agreed in writing by the Parties, the provisions of this Agreement (including its Annexes) shall apply to any Product Order for the Product as well as any activity within the scope of this Agreement to the exclusion of any standard terms and conditions of either Parties, even if reference is made to such standard terms in conditions by either Party in any Product Order, or any other document.

25.6 Force Majeure. Failure of any Party to perform its obligations under this Agreement (other than of the obligations to make any payments or of confidentiality) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if, and solely to the extent, such failure is caused by Force Majeure. The corresponding obligations of the other Party will be suspended to the same extent. “Force Majeure” shall mean any unanticipated event beyond a Party’s reasonable control that could not be avoided by due care of such non-performing Party, including without limitation, acts of God, fire, explosion, flood, earthquake, drought, war, hostility, revolution, riot, civil disturbance, national emergency, sabotage, embargo; provided, however, that the Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert Commercially Reasonable Efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting Force Majeure as defined herein prevents, or would likely prevent, a Party from performing its obligations under this Agreement for more than [***], the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable, including the use of a third Party to fulfil the obligations hereunder of the Party invoking Force Majeure at the expense of the Party invoking Force Majeure.

25.7 Entire Agreement. This Agreement (including the Annexes hereto) constitutes the entire agreement between the Parties related to the subject matter covered by this Agreement, and shall supersede and prevail over any other prior or contemporaneous arrangements regarding this subject matter, whether written or oral, and is binding upon the Parties hereto and their successors, provided that this Agreement shall not supersede the terms and conditions of the License Agreement or the CDA applicable to any period prior to the Effective Date. No modification of this Agreement will be binding upon either Party unless made in writing and signed by both Parties.

25.8 Assignment. Unless otherwise provided for herein, this Agreement and the rights and obligations hereunder may not be assigned or transferred by CBMG without the prior written consent of NOVARTIS. NOVARTIS may assign this Agreement upon written notice to, but without the prior approval of CBMG to: (i) an Affiliate of NOVARTIS; (ii) a Third Party in connection with the sale or disposal of all or part of the assets of NOVARTIS; or (iii) if NOVARTIS divests, out-licenses or otherwise disposes of the Product or the business or assets relating to the Product, without prejudice to its right of termination under Clause 22.6.

25.9 Delegation. NOVARTIS may delegate any of the activities under this Agreement to any of its Affiliates, including without limitation Quality Assurance, regulatory ordering process, invoicing, artwork approval process, or supply chain related activities. In such case, NOVARTIS shall remain fully responsible for the performance of its obligations under this Agreement by its Affiliate and CBMG shall have no recourse against such Affiliate but shall address any claims or demands to NOVARTIS.

25.10 Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, void, or unenforceable in any respect by a court of competent jurisdiction, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the agreement of the Parties be consummated as originally contemplated to the fullest extent possible.

25.11 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

25.12 Waiver and Amendment. This Agreement may be amended, modified, or supplemented only by a written mutual agreement executed and delivered by each of the Parties. Except as otherwise provided in this Agreement, any provision of this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. No failure or delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

25.13 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder, except with respect to Novartis Indemnitees, who are Third Parties, solely with respect to Clause 18.

25.14 Specific Performance and Other Equitable Relief. The Parties hereby expressly recognize and acknowledge that immediate, extensive, and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed, notwithstanding the intent of the Parties to submit claims to arbitration in accordance with Clause 24.2, that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief. The Parties further agree not to assert that a remedy of injunctive relief, specific performance, or other equitable relief is unenforceable, invalid, contrary to law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which either Party may otherwise have. Each of the Parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the Parties further acknowledges and agrees that injunctive relief or specific performance will not cause an undue hardship to such Party.

25.15 Survivorship. Any of the provisions of this Agreement, including the Annexes, that are expressed or implied to survive the expiration or termination of this Agreement, shall remain in full force and effect.

25.16 Performance by Affiliates. CBMG acknowledges and accepts that NOVARTIS may exercise its rights and perform its obligations under this Agreement either directly or through one (1) or more of its Affiliates. The NOVARTIS Affiliates shall have the benefit of all rights of NOVARTIS under this Agreement, but not be subject to NOVARTIS’s obligations, unless expressly provided under this Agreement or to the extent that an Affiliate is exercising a right hereunder, or in the case of a permitted assignment. Accordingly, "NOVARTIS" shall be interpreted to mean "Novartis or its Affiliates" where necessary to give NOVARTIS's Affiliates the benefit of the rights provided to NOVARTIS under this Agreement and the ability to perform its obligations under this Agreement; provided, that NOVARTIS shall remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

25.17 Execution. This Agreement may be executed in two or more counterparts, each of which, when executed, shall be an original, but all counterparts shall together constitute one and the same instrument. For purposes of this Agreement, .PDF and other electronic signatures shall be deemed originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signed by the duly authorized representatives of each of the Parties hereto as of the Effective Date.

BEIJING NOVARTIS PHARMA CO. LTD (Company Seal) By: /s/ DARGENT Name: DARGENT Title: General Manager	SHANGHAI CELLULAR BIOPHARMACEUTICAL GROUP LTD (Comapny Seal) By: /s/ Bizuo (Tony) Liu Name: Bizuo (Tony) Liu Title: Legal Representative

NOVARTIS PHARMA AG By: /s/ Daniel Stark Name: Daniel Stark Title: Head External Suppy, CGT	CELLULAR BIOMEDICINE GROUP INC. By: /s/ Bizuo (Tony) Liu Name: Bizuo (Tony) Liu Title: CEO
By: /s/ Benoit Collin Name: Benoit Collin Title: Global Category Manager, CGT

ANNEX 1

PRICING

The approach for the cost and man-hour estimation in respect of the CBMG Production Costs is based on the best guess of major activities involved in the Manufacture of the Product. The CBMG Production Costs calculation is based on [***]

ANNEX 2

TOLL MATERIALS AND TOLL MATERIALS REIMBURSEMENT VALUE

A.
Toll Material Reimbursement Value

[***]

B.
Stock Count Procedure for Toll Materials

Reporting SUPPLIER	Reporting Month:	Date:

1.
Toll Materials (free of charge Toll Materials)

[***]

2.
Inventory differences, write-offs and extraordinary consumption of Toll Materials (in quantity of free of charge Toll Material)

[***]

3.
Reconciliation Statement of physical count result and quantities reported to Novartis (at least once per year)

CBMG hereby confirms that the result of the physical stock count that has been carried out in accordance with Applicable Law and generally accepted accounting rules correspond to the quantities reported under this report. NOVARTIS may request a stock take, attend to it or ask for more supporting documentation.

Date of physical count (or indication of inventory method)
Date of next physical count
Signature

ANNEX 3

CRITICAL MATERIALS AND STARTING MATERIALS

Per Clause 5.2, CBMG China shall hold a safety stock of at least [***].

ANNEX 4

RELATIONSHIP MANAGEMENT

1.  CBMG Representatives. CBMG shall establish a NOVARTIS interface team headed by a dedicated key account manager as primary point of contact to NOVARTIS.

2.  Joint Supply Team. Within [***] of completion of the Technical Transfer Activities, the Parties shall establish a joint supply team (the “Joint Supply Team”) which shall be composed of an equal number of employees from NOVARTIS’ and CBMG’s operational team responsible for the performance under this Agreement. Either Party may replace any or all of its representatives at any time by written or electronic notice to the other Party.

3.  Meetings. The Joint Supply Team shall meet at least three (3) times per year, additional meetings may be arranged as required, where agreed by the Joint Supply Team. Meetings shall occur by teleconference, videoconference or in person.

4.  Responsibilities. The Joint Supply Team shall supervise and coordinate the collaboration of the Parties under this Agreement, including technical aspects, logistics and planning, quality assurance, quality control, regulatory aspects and compliance and shall serve as point of escalation for all issues that arise during the performance of this Agreement. In particular, the Joint Supply Team shall:

(a) regularly discuss projected demand requirements and supply plans (S&OP) for the Product;

(b) discuss any proposed Manufacturing changes;

(c) review and discuss a mutual continuous improvement and competitive best practices strategy;

(d) review and discuss the KPIs;

(e) perform Product Price reviews; and

(f) carry out any other duties that are allocated to it under this Agreement.

5.  The Joint Supply Team shall not have any authority to modify the terms of this Agreement.

6.  Minutes. Joint Supply Team meetings shall be chaired by a Joint Supply Team member of NOVARTIS. The chair shall be responsible to keep reasonably detailed minutes of the relevant meetings. Minutes of Joint Supply Team meetings shall be sent to all Joint Supply Team members, for review and approval within [***]. Minutes shall be deemed approved unless any Joint Supply Team member objects to the accuracy of such minutes within [***] of receipt.

7. Operational Meetings: In addition to the Joint Supply Team meeting there are the following operational meetings:

a) Weekly operational meetings: to deal with shorter term topics and some technical issues.
●
Participants (NOVARTIS): Schedulers, Quality Assurance Manager QAM, Product steward and during transfers tech transfer lead and other experts as necessary.
●
Participants (CBMG): key account manager QA, QC and Production managers and technical experts as necessary.

b) Change control meeting: depending on the load of changes weekly to monthly.
●
Participants: change control coordinator and the experts and QAM’s involved with the change

c) Deviation review board: As needed to address difficult deviations and resolve them
●
Participants: Product steward and QAM involved with the deviation to be addressed.

ANNEX 5

DATA PROTECTION & INFORMATION SECURITY REQUIRMENTS

Part A: Data Protection Requirements

1. Specification of the Personal Data and Processing Activities

1.1 Nature and Purpose of the intended processing of Personal Data
The nature and purpose of Processing of Personal Data by CBMG China are defined in the Agreement.

1.2 Type of Personal Data
The Subject Matter of the processing of Personal Data comprises the following data types/categories (to the extent permissible under applicable law):
●
Clinical Batches: The Subject Matter of the processing of Personal Data comprises the following data types/categories: full or partial date of birth, name or initials, weight, NOVARTIS patient number, site number(s)
●
Commercial Batches: The Subject Matter of the processing of Personal Data comprises the following data types/categories: full or partial date of birth, name or initials, weight, NOVARTIS patient number, DIN/SEC#, site number(s), country.

1.3 Categories of Data Subjects
The Categories of Data Subjects comprise:
●
Patients who received the Product Manufactured by CBMG China in the scope of the Agreement .

2. Technical and Organisational Measures

2.1 CBMG China shall carry out Processing activities on Personal Data solely for the purpose specified in the Agreement and as instructed by Novartis. All persons who have access to Personal Data must maintain its confidentiality, the limitation of use to specific purposes, and access shall be permitted on a need-to-know basis to the extent required for the performance of CBMG China’s obligations. CBMG China shall ensure that all persons who have access to Personal Data have received appropriate privacy and security training, which shall be updated periodically in accordance with applicable laws, regulations, and industry standards, or as otherwise requested by Novartis. CBMG China shall not use or disclose any Personal Data that CBMG China creates, receives, maintains, or transmits as a result of performance of CBMG China’s obligations, other than as expressly permitted or required by the Agreement.

2.2 CBMG China shall establish, on or before the Effective Date of this Agreement, the minimum technical security and organizational measures referenced in the Novartis Supplier Code together with any additional requirements, if applicable, set forth under Part B of this Schedule (“Additional Information Security Requirements”). [***]. The technical and organisational measures are subject to technical advancements and development. In this regard, it is permissible for CBMG China to implement alternative adequate measures so long as the minimum defined level of security is not reduced. Substantial changes must be documented.

2.3 Throughout the term of the Agreement, CBMG China will maintain and monitor a comprehensive, written privacy and information security program, including data protection policies and procedures, and consistent with any privacy compliance plan established between the Parties and attached hereto, that contains administrative, technical and physical safeguards designed to protect against reasonably anticipated threats to the security, confidentiality or integrity of, and the unauthorized Processing of, Personal Data. CBMG China will periodically assess reasonably foreseeable risks to the security, confidentiality, integrity, and resilience of electronic, paper and other records containing Personal Data and evaluate and improve, where necessary, the effectiveness of its safeguards for limiting those internal and external risks.

3. Rectification, Restriction and Erasure of Personal Data

3.1 CBMG China may not on its own authority rectify, erase or restrict the processing of Personal Data that is being processed on behalf of Novartis, except by written instructions from Novartis. CBMG China will notify Novartis promptly (and in any event within [***] from receipt) of any communication received from a Data Subject relating to the Data Subject’s rights to access, modify, correct or delete Personal Data and to comply with all instructions of Novartis in responding to such communications.

4. Quality Assurance and other Duties of CBMG China

4.1  CBMG China shall provide Novartis with the contact details of CBMG China’s data protection officer or person responsible for personal data protection for the purposes of direct contact. Novartis shall be informed within [***] of any change of the data protection officer or person.

4.2 CBMG China will notify Novartis in writing and as soon as practical of any request made by any government, law enforcement or regulatory agency (but no later than one (1) Business Day from the date of any such request) for information concerning, or access to, Personal Data, unless notification to Novartis is prohibited by Data Protection Laws or other applicable laws, rules, regulations or orders. CBMG China will cooperate with Novartis in responding to such requests

4.3 Novartis shall be informed immediately of any inspections and measures conducted by the supervisory authority, insofar as they relate to the Processing of Personal Data. This also applies insofar as CBMG China is under investigation or is party to an investigation by a competent authority in connection with infringements to any civil or criminal law, or administrative rule or regulation regarding the processing of Personal Data in connection with the Agreement.

 5. CBMG China Subcontracting

5.1 Subcontracting for the purpose of this ANNEX 5 are to be understood as meaning services which relate directly to the provision of the principal obligation related to the processing of Personal Data pursuant to the Agreement. This does not include ancillary services, such as telecommunication services, postal / transport services, maintenance and user support services or the disposal of data carriers, as well as other measures to ensure the confidentiality, availability, integrity and resilience of the hardware and software of data processing equipment.

5.2  CBMG China understands and agrees that, without limitation, the confidentiality, privacy and security requirements contained in this Agreement also apply to any permitted Subcontractors, temporary employees or other third-Parties who receive any Personal Data as a result of this Agreement. CBMG China shall only enter into sub-contract agreements that include data protection provisions no less restrictive than the provisions set forth in this ANNEX 5. Upon written request by Novartis, copies of such sub-contracts shall be provided to Novartis within [***]. Novartis must be granted (a) the right to monitor and inspect Subcontractors upon reasonable notice and (b) the right to obtain information from CBMG China about the substance of the sub-contract and the implementation of the data protection obligations within the sub-contract relationship, upon written request.

6. Data Security Breach

6.1 At any time during the processing of Personal Data, CBMG China shall notify Novartis immediately of any Data Security Breach involving Personal Data, including any breach at facilities, systems or equipment of CBMG China’s subcontractors. CBMG China agrees to assist and cooperate with Novartis concerning any disclosures to affected Parties, government or regulatory agencies and with any other remedial measures requested by Novartis or required under any law. CBMG China will take such mutually agreeable steps to prevent the continuation or repetition of such Data Security Breach.

6.2 Unless otherwise required by applicable Data Protection Laws or any other law, rule, regulation or order, CBMG China will make no disclosures to affected Parties or any government, law enforcement or regulatory agencies concerning a Data Security Breach relating to the Personal Data except as directed by Novartis. Notwithstanding the foregoing, CBMG China may contact local police in the event of a physical breach of CBMG China facilities or theft of equipment or documents.

6.3 CBMG China will assist and cooperate with Novartis concerning any disclosures to such Parties or agencies, and with any other remedial measures requested by Novartis or required under any law, rule, regulation or order applicable to CBMG China or Novartis, at CBMG China’s expense, including providing notice to Data Subjects of a Data Security Breach and providing any other services to such individuals.

7. Deletion and Return of Personal Data

7.1 Copies or duplicates of Personal Data shall never be created without the knowledge of Novartis, with the exception of back-up copies as far as they are necessary to ensure orderly data processing, as well as Personal Data required to meet regulatory requirements to retain data.

7.2 Upon termination or expiration of the Agreement, or as requested in writing by Novartis at any time, CBMG China will, at its own expense and at Novartis’s option: (a) promptly return all Personal Data; or (b) destroy all documents, materials, and any other media that may contain Personal Data, without retaining any portion or copy thereof. CBMG China will provide Novartis with a Certificate of Destruction of Personal Data in a form acceptable to Novartis, signed by an authorized employee of CBMG who has supervised such destruction.

9. Definitions.

“Personal Data” – any information that relates to an identified or identifiable person including without limitation electronic data and paper based files that is Processed directly or indirectly, by CBMG or Subcontractors on behalf of and as instructed by Novartis. This may include: name or initials, home or other physical address, cell/mobile or telephone number; photograph and/or any data or information subject to Data Protection Laws.

“Data Protection Laws” – all laws, rules, regulations, and orders of any jurisdiction or subdivision thereof relating to the privacy, security, confidentiality and/or integrity of Personal Data that are applicable to the operations, services or products of CBMG China and Novartis, including but not limited to China Cybersecurity Law and other laws and regulations governing personal data protection.

“Data Security Breach” – (a) the loss, inadvertent disclosure, unauthorized access to or acquisition of or misuse of Personal Data or any media containing Personal Data; (b) the disclosure or use of Personal Data in a manner inconsistent with Data Protection Laws, the Agreement or this ANNEX 5; or (c) any other act or omission that negatively impacts the security, confidentiality, and/or integrity of Personal Data.

“Data Subject” – an identified or identifiable person whose Personal Data are processed, accessed, received, transmitted, deleted, or maintained by CBMG China on behalf of and under the instruction of Novartis. An identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity.

 “Process, Processed, Processing” – any handling of Personal Data by any means, including, without limitation, collecting, accessing, receiving, using, transferring, retrieving, manipulating, recording, organizing, storing, maintaining, hosting, adapting, altering, possessing, sharing, disclosing (by transmission, dissemination or otherwise making available), blocking, erasing, destroying, selling, or licensing.

Part B: Additional Information Security Requirements

These Additional Information Security Requirements (“AISRs”) are intended to supplement any other information security requirements that may be contained in the terms and conditions of this Agreement, including without limitation the Minimum Information Security Requirements referenced in the Novartis Supplier Code (such other information security requirements being referred to as “Baseline Requirements”). In the case of a conflict between the Baseline Requirements and the AISRs, the stricter requirement (from an information security perspective) shall prevail. CBMG China agrees and acknowledges that the AISRs form part of the Agreement.

In these AISRs the following capitalized expressions shall have the following meanings unless stated otherwise or the context requires otherwise:

 “Good Industry Practice” means, the exercise of reasonable skill and care, implementation of industry standards, efficiency, security, promptness, timeliness, diligence, in a professional manner, as expected from a skilled, trained and experienced professional provider of similar services, including but not limited to Security Industry Practice;

“Information Security Controls” means Novartis Minimum Information Security Controls for suppliers as published on Novartis public internet: https://www.novartis.com/our-company/corporate-responsibility/codes-policies-guidelines and which form part of the Novartis Supplier Code;

 “Novartis Data” means all data, documents or records of whatever nature (including Personal Data and Novartis Confidential Information) and in whatever form relating to the business of Novartis including details of customers, employees or otherwise, whether subsisting before or after the date of the Agreement and whether created or processed as part of, or in connection with, the Services or provided by Novartis (or third Parties acting on their behalf) to CBMG China in connection with the Agreement;

“Novartis Environment” means any Novartis system, Novartis data center, 3rd party system owned by or licensed to Novartis, infrastructure managed by Novartis, Novartis Affiliate or Novartis sub-contractor or any other system, interface or infrastructure as notified by Novartis from time to time;

“Novartis Supplier Code” means the Novartis Supplier Code available at https://www.novartis.com/our-company/corporate-responsibility/reporting-disclosure/codes-policies-guidelines;

 “Personal Data” means any information that relates to an identified or identifiable person including without limitation electronic data and paper based files that is Processed directly or indirectly, by CBMG China or Subcontractors on behalf of and as instructed by Novartis. This may include: name or initials, home or other physical address, cell/mobile or telephone number; photograph and/or any data or information subject to Data Protection Laws. Personal Data includes Special/Sensitive Personal Data as defined below;

“Recovery point objective (RPO)” means the point to which Novartis data must be restored after a disruptive incident occurs. It is an information or data recovery objective that must be achieved in order to allow an activity to resume after a disruptive incident has occurred. RPO refers to a data recovery objective;

“Recovery time objective (RTO)” means the maximum amount of time allowed to resume an activity, recover resources, or provide products and services after a disruptive incident occurs. This target time period must be short enough to ensure that adverse impacts do not become unacceptable. RTO refers to a time period;

“Security Incident” means an actual or imminent event which may impact Novartis Data confidentiality, integrity, availability or resilience;

“Security Industry Practice” means, then-current and applicable practices as defined in the International Organization for Standardization (ISO/IEC) ISO/IEC ISO27001, ISO/IEC 27002:2013, SSAE-16, ISAE3402, National Institute of Standards and Technology (NIST) NIST 800-44, the Open Web Application Security Project (OWASP) Guide to Building Secure Web Applications, and the Center for Internet Security (CIS) Standards (or any successor to these security standards) or any other industry security standards mutually agreed by Parties;

“Special/Sensitive Personal Data” (i) an individual’s physical, physiological or mental characteristics, economic status, racial or ethnic origin, political, ideological, religious opinions or philosophical beliefs, trade union membership, health or medical information including information related to payment for health services, sex life or sexual preference, genetic material or information, human biological samples or cells, unique biometric data, personality profiles or (ii) an individual’s name or initials in combination with the individual’s (1) Social Security number, (2) alien registration number, (3) driver’s license number, (4) passport number, visa number or other government identifier, (5) credit card, debit card, or other financial account numbers, with or without any associated code or password that would permit access to such account, or (6) mother’s maiden name. Special/Sensitive Personal Data is a subset of Personal Data; and

“CBMG China” includes, unless the context requires otherwise, a reference to CBMG China, its Affiliates and their respective subcontractors and agents;

1.  CBMG China Assessments: Section 9.5 of Novartis Supplier Code is supplemented as follows:

1.1 Novartis or nominated Third Party has the right to monitor, inspect and assess organizational, technical and administrative safeguards maintained by CBMG China and any respective measures employed to ensure security, availability, integrity and resilience of Novartis Data including without limitation processes, policies, systems, business continuity test report and infrastructure. CBMG China shall provide records and evidence about such measures in form and timescale reasonably requested by Novartis. CBMG China shall cooperate and support Novartis or nominated Third Party in such assessment. Without prejudice to the aforementioned rights of Novartis, CBMG China shall (or shall procure that its hosting provider shall) maintain the following Third Party certifications or audit reports (which shall be provided by CBMG China in accordance with its obligations under this Agreement):

SUPPLIER CERTIFICATIONS/AUDIT REPORTS	VERSION / DATE

1.2 Novartis shall have the right to perform detailed technical on-site or off-site assessments evaluating effectiveness of implemented measures to ensure confidentiality, availability, integrity and resilience of the platform. Report(s) from such assessment will be provided to CBMG China and CBMG China shall remediate gaps as defined in Clause 1.5 of this Part B.

1.3 CBMG China shall ensure penetration and security tests are periodically performed in alignment with Good Industry Practice covering then-current known vulnerabilities on the environment where Novartis Data is being processed to identify gaps that help increase security.

1.4 No more than [***] Novartis may perform or contract to perform, at its own expense, an application and infrastructure penetration test. Report(s) from penetration tests will be provided to CBMG China and CBMG China shall remediate gaps as defined in Clause 1.5.

1.5 CBMG China shall remediate any identified gaps without undue delay but not later than as defined in the remediation plan. The Parties agree that a second occurrence of assessment result in material non-compliance or CBMG China’s failure to remediate deficiencies according to the remediation plan shall be deemed as an irremediable material breach of the Agreement.

2. Services to be provided according recognized standards: Section 1 of Information Security Controls is supplemented as follows:

2.1 CBMG China shall process, treat and handle Novartis Data in accordance with Good Industry Practice.

3. Minimum encryption and continuity standards: Sections 2 and 6 of Information Security Controls is supplemented as follows:

3.1 [***]

3.2 If the Services may adversely impact any Novartis operations, the Parties shall agree and specify in writing, Recovery Time Objective (RTO) and Recovery Point Objectives (RPO) to be ensured by CBMG China. If not otherwise specified in the Agreement, the RTO and RPO are set out in table below:

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4. Production data processing: Sections 3 and 5 of Information Security Controls is supplemented as follows:

4.1 In case CBMG China may process or store Novartis Data, the Parties shall agree and specify in the Agreement location of data and location for which CBMG China may be accessing Novartis Data. If the aforementioned locations are not specified in the Agreement, they must be specified below (which shall be provided by CBMG China in accordance with its obligations under this Agreement):

Location
Physical location of Novartis Data
Location from which Novartis Data is accessed by CBMG China

4.2 CBMG China shall process production Novartis Data only in: (a) a secure production environment; or (b) any other mutually agreed environment where security measures are equivalent as in the applicable production environment.

5. Novartis Environment: Sections 4, 7 and 15 of Information Security Controls is supplemented as follows:

5.1 CBMG China acknowledges and accepts that any interface, connection or interaction with Novartis Environment shall be done only after documented approval from Novartis (which may already be included as part of this Agreement). Such connection to Novartis Environment shall be maintained, protected and tested in line with Security Industry Practice as mutually agreed between the Parties and connection may be terminated or requested to be terminated by Novartis at any time at its sole discretion.

5.2 CBMG China shall ensure that no: (a) viruses or other harmful code intended to disable, damage or provide unauthorized access; or (b) code used to keylogging or any software used to enforce licensing restrictions; or (c) any other code providing functionality not intentionally accepted by Novartis in writing is infiltrated into the Novartis Environment by CBMG China or it personnel (including without limitation, in all of the three aforementioned cases as a result of failure to observe the requirements as defined in Clause 5.1 of this Part B).

5.3 CBMG China shall extract and access only data as defined by Novartis and shall inform immediately Novartis if CBMG China is able to access or extract other data than specified by Novartis. Such notification should follow the provisions on Security Incident notification as defined in Clause 8 of this Part B.

6. CBMG China personnel with access to Novartis Environment: Section 8 of Information Security Controls is supplemented as follows:

6.1 In the event that any CBMG China personnel: (i) receives a Novartis issued badge (or other access mechanism) providing them with access to Novartis premises; (ii) a personalized Novartis network access account (e.g. a Novartis 5-2-1 account) Novartis laptop, or (iii) a Novartis e-mail account, or (iv) other type of access to Novartis Environment, CBMG China shall ensure that such CBMG China personnel shall follow any applicable information security policies of Novartis and participate in Novartis trainings at no costs to Novartis. CBMG China shall notify Novartis without undue delay of any changes to the status of CBMG China’s or Subcontractor’s personnel that may affect the right to access to Novartis Environment. Such status changes may include without limitation termination of personnel’s employment relationship, change in area of work/responsibilities or termination of subcontractor’s engagement.

7. Return of Novartis Data: Section 10 of Information Security Controls is supplemented as follows

7.1 As an alternative option to the disposal of Novartis Data as per section 10 of Information Security Controls, Novartis shall have the right to receive such Novartis Data in the form and timescale specified by Novartis.

8. Security Incidents: Section 12 of Information Security Controls is supplemented as follows:

8.1 CBMG China shall monitor, analyze and respond to Security Incidents as defined in this Clause 8. CBMG China will engage and report to Novartis if there is any actual or suspected Security Incident which could impact Novartis or Novartis Data. Confirmed Security Incident is always considered as priority 1 incident.

8.2 Novartis contact for reporting Security Incident identified by CBMG China: [***].

8.3 CBMG China contact for reporting Security Incident identified by Novartis: Phone: +[***]

8.4 CBMG China shall follow as a minimum the following Security Incident management process:

8.4.1 CBMG China shall notify Novartis without undue delay, but not later than [***] after Security Incident was evidenced

8.4.2 If Security Incident is confirmed, CBMG China shall take appropriate actions to minimize further exposure of Novartis Data in consultation with Novartis without undue delay, but not later than in [***] after Security Incident was confirmed, where such actions shall include without limitation:

8.4.2.1 stopping inappropriate access or any other inappropriate activities with Novartis Data;

8.4.2.2 defining remediation actions to prevent repetition of such Security Incident;

8.4.2.3 restoring normal operations of the Services; and

8.4.2.4 informing Novartis periodically on progress of remediation actions.

After above actions preventing repetition of Security Incident are implemented, CBMG China shall provide a written report to Novartis detailing actions performed and safeguards implemented.

9. Patch management: Section 14 of Information Security Controls is supplemented as follows

9.1 CBMG China shall monitor available patches, evaluate, test and implement them in a timely manner for any systems involved in support of the Services or in the processing of Novartis Data.

9.2 If a patch has been evaluated to not be applied, CBMG China shall ensure: a) alternative controls or safeguards are implemented to ensure the confidentiality, integrity and availability for any systems involved in support of the Services or in the processing of Novartis Data; or b) evidence indicating the evaluation, the risk it potentially imposes and the reason for the decision.

Breach of these AISRs shall be considered as a material breach of the Agreement.

ANNEX 6

ADDITIONAL HSE REQUIREMENTS

During the Term, CBMG China shall comply with the additional HSE requirements set forth in this ANNEX and shall procure that its Approved Subcontractors and Suppliers similarly comply with each of these additional HSE requirements on or before the Effective Date. [***]

1. HSE Audit Rights

a. CBMG China shall establish and maintain a HSE audit program of its Approved Subcontractors, its Suppliers and its supply chain generally in order to ensure CBMG China’s compliance with the HSE Requirements. Upon request CBMG China shall provide any audit reports to NOVARTIS upon request.

b. CBMG China shall (and shall cause its Approved Subcontractors and Suppliers to) grant NOVARTIS, its Affiliates and its designated representatives access to the Facility and to any other facilities where any activities falling within the scope of this Agreement are being performed. This includes access to Equipment, as well as to any documents, records, reports, data, procedures, regulatory submissions, and any other information required to be maintained under the HSE Requirements, for the purposes of auditing compliance with the HSE Requirements.

c. CBMG China shall enable (and shall cause its Approved Subcontractors and Suppliers to enable) NOVARTIS, its Affiliates and designated representatives to take sufficient quantities of samples in order to reasonably verify compliance with the HSE Requirements.

2. HSE Training. CBMG China shall ensure that any person engaged in activities falling within the scope of this Agreement have adequate HSE training, including training in handling hazardous materials (as defined under Applicable Standards).

3. Incident Reporting. CBMG China shall immediately report to NOVARTIS any serious HSE incident (including fatalities, loss of body parts, spills beyond facility boundaries, etc.) representing a failure to comply with Applicable Standards relating to HSE. This includes, without limitation, any incident resulting in involvement of Regulatory Authorities or other governmental authorities or any HSE related incidents with actual or potential impact on supply continuity.

4. Contact information. For each Facility or location where any of the activities falling within the scope of this Agreement are being performed, CBMG China shall communicate to NOVARTIS the name and contact information (including telephone and e-mail address) of at least one responsible and qualified contact person for HSE related topics.

5. HSE Management System. CBMG China shall, for each Facility or location where any activities falling within the scope of this Agreement are being performed, ensure that HSE management systems are in place and maintained throughout the Term in accordance with Applicable Standards as well as with the following:

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If, on the Effective Date, CBMG China does not have a HSE management system in place which meets the above criteria, then CBMG China shall promptly so notify NOVARTIS, provided, however, that on such date, CBMG China shall have in place and maintain throughout the Term the following minimum elements:

(a) HSE policy;
(b) adequate documentation on the effects of any Facility, services and activities on the environment;
(c) HSE risk assessment(s); and
(d) general and detailed HSE targets and HSE requirements for CBMG China’s own Suppliers.

ANNEX 7

QUALITY AGREEMENT

(As attached, immediately following this page, and the remainder of this page is left blank intentionally.)

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ANNEX 8

PRODUCT TECH TRANSFER PLAN

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ANNEX 9

LIST OF PRODUCT SPECIFIC EQUIPMENT

Process Equipment

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Media Preparation Equipment

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Instrumentation for Analytical Testing

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ANNEX 10

PART A: KEY PERFORMANCE INDICATORS

KPI	Definition	Critical KPIs (Yes/No)
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PART B – KPI TARGETS & SCORING MECHANISM

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